Exhibit 10-W
AGREEMENT TO PURCHASE ASSETS AND STOCK
by and between
ORHAN HOLDING, A.S.,
and
DANA CORPORATION
Dated as of March 28, 2007

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v

EXHIBITS

Exhibit A	—	Debtors
Exhibit B	—	Form of Deposit Agreement
Exhibit C	—	Form of Bill of Sale
Exhibit D	—	Form of Intellectual Property Assignment
Form of Copyright Assignment
Form of Domain Name Assignment
Form of Patent Assignment
Form of Trademark Assignment
Exhibit E	—	Form of Assignment and Assumption Agreement
Exhibit F	—	Form of Sale Motion
Exhibit G	—	Form of Bidding Procedures Order
Exhibit H	—	Form of Approval Order
Exhibit I	—	[Intentionally Omitted]
Exhibit J	—	Forms of Local Stock Transfer Documents
France
Slovakia
Exhibit K	—	Forms of Local Asset Transfer Agreements
Mexico
United Kingdom
Exhibit L	—	Form of French Consolidated Tax Group Exit Agreement
Exhibit M	—	Form of IP License
NYCAT
General
Exhibit N	—	Form of Joint Venture Interest Transfer Agreement
Exhibit O	—	Satisfaction and Releases
Nobel Teknik
Nobel Teknik France
Exhibit P	—	Form of Lease Agreement -- Paris, Tennessee

SCHEDULES

Schedule 1.3(b)	Purchased Equipment
Schedule 1.3(e)	Debtor Contracts
Schedule 1.3(f)	Assumed Retention Agreements
Schedule 1.3(h)	Purchased Intellectual Property
Schedule 1.3(m)	Purchased Claims and Causes of Action
Schedule 1.3(n)	Software
Schedule 1.4(f)	Excluded Assets, Real Property Leases and Contracts of Asset Selling Entities
Schedule 1.4(n)	Excluded Notes Receivable
Schedule 1.6(a)	Excluded Debt and Other Liabilities
Schedule 1.7	Closing Claims Schedule
Schedule 2.3(a)	Net Working Asset Calculations
Schedule 2.4(a)	Initial Consideration Allocation and Parameters
Schedule 2.4(b)	Allocation of Consideration
Schedule 3.2	Sellers’ Closing Deliveries
Schedule 3.3	Purchasers’ Closing Deliveries
Schedule 4.2(a)	Capital Structure of Purchased Companies
Schedule 4.2(b)	Equity Holders of Transferred JVs
Schedule 4.5	Consents and Approvals
Schedule 4.8	Financial Statements
Schedule 4.9	Tax Matters
Schedule 4.10(a)	Owned Real Property
Schedule 4.10(b)	Leased Real Property
Schedule 4.10(c)	Owned Real Property and Leased Real Property Encumbrances
Schedule 4.12(e)	Intellectual Property Contracts and Rights
Schedule 4.12(f)	Intellectual Property Matters
Schedule 4.13	Material Business Contracts
Schedule 4.14(a)	Seller Employee Benefit Plans
Schedule 4.14(c)	Certain Acquired Company Benefit Plan Matters
Schedule 4.14(f)	Multiemployer Pension Plans
Schedule 4.14(g)	Certain Employment Agreements
Schedule 4.14(i)	Non-Qualified Retirement Plans
Schedule 4.14(j)	Employment Classification
Schedule 4.15(a)	Collective Bargaining Agreements
Schedule 4.15(b)	Certain Labor Matters
Schedule 4.15(c)	Labor Disputes
Schedule 4.16	Legal Proceedings
Schedule 4.18(a)	Material Environmental Reports
Schedule 4.18(b)	Environmental Matters
Schedule 4.19	Ownership of Assets
Schedule 4.22	Information Systems Matters
Schedule 4.23	Insurance Policies
Schedule 5.7	Financing Commitments
Schedule 6.8	Nobel Iberica and Nobel Receivables

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Schedule 6.9	NMD Joint Venture Interest
Schedule 7.6	Guarantees
Schedule 8.3	Antitrust and Competition Approvals
Schedule 8.6	Seller Consents
Schedule 8.11	Purchaser Conditions Precedent
Schedule 9.3	Antitrust and Competition Approvals
Schedule 10.1	Closing Date Employees at Rochester Hills and San Luis Potosi, Mexico
Schedule 10.3	Acquired Company Benefit Plans
Schedule 10.4	Non-U.S. Employee Matters
Schedule 11.3	Noncompetition
Schedule 16.70	FPG Business
Schedule 16.91	Knowledge
Schedule 16.105	Modified GAAP
Schedule 16.118	Non-Debtor Contracts
Schedule 16.130	Permitted Exceptions
Schedule 16.153	Retention Agreements

AGREEMENT TO PURCHASE ASSETS AND STOCK
     AGREEMENT TO PURCHASE ASSETS AND STOCK, dated as of March 28, 2007 (this “Agreement”), by and between Orhan Holding, A.S., an anonim sirket organized under the laws of the Republic of Turkey (“Orhan”), and Dana Corporation, a corporation organized under the laws of the Commonwealth of Virginia (“Dana”).
     As of the Closing Date in accordance with Section 1.1(a), the following Persons will become additional parties to this Agreement: Dana Spicer Europe Ltd., a limited company organized under the laws of England and Wales (“DSE”); Thermal Products France, a “société par actions simplifiée” with its registered office located at ZI de Guiscard, rue du Lieutenant Gabriel Lalanne, 60640 Guiscard, registered with the Registry of Commerce and Companies of Compiègne under the number 341 206 183 (“TPF”); EFMG, LLC, a limited liability company organized under the laws of the Commonwealth of Virginia (“EFMG”); PTG Mexico S. de R.L. de C.V., a corporation organized under the laws of Mexico (“PTG Mexico”); PTG Servicios S. de R.L. de C.V., a corporation organized under the laws of Mexico (“PTG Servicios”); and Hose & Tubing Products, Inc., a corporation organized under the laws of the Commonwealth of Virginia (“H&T”, together with DSE, TPF, EFMG and PTG Mexico, the “Selling Affiliates”; the Selling Affiliates together with Dana, the “Sellers” and, each individually a “Seller”).
     As of the Closing Date in accordance with Section 1.1(b), one or more Subsidiaries of Orhan designated by Orhan as purchasers hereunder (the “Purchasing Affiliates”), if any, will become additional parties to the Agreement (the Purchasing Affiliates, together with Orhan, the “Purchasers”).
RECITALS
     WHEREAS, each of the Selling Affiliates is a Subsidiary of Dana, and the Sellers are, among other things, engaged in the business known within Dana as the Fluid Products Group business;
     WHEREAS, each of the Sellers wishes to transfer all of its interest in the FPG Business to the relevant Purchaser and to provide the representations, warranties, and indemnities set forth herein with respect to such Seller’s interest in the relevant part of the FPG Business on a several (but not a joint) basis, and Orhan wishes, directly or through Purchasing Affiliates, to acquire all such interests;
     WHEREAS, Dana conducts the FPG Business through:
(i)	Dana’s wholly-owned Subsidiary Nobel Plastiques, SAS, a “société par actions simplifiée” with its registered office located at Le Technoparc, 1 rue Gustave Eiffel, 7300 Poissy, registered with the Registry of Commerce and Companies of Versailles under the number 453 570 806 (“Nobel”), which further conducts the FPG Business through its wholly-owned Subsidiary Nobel Plastiques Iberica S.A., a “sociedad anónima” with its registered office located at “Avenida Barcelona, numero 18, Sant Joan Despi, 08970 Barcelona, Spain”, registered with the Registry of Commerce (“Registro de Mercantil”) of Barcelona under the number “NIF A — 58835083” on June 14th, 1989 (“Nobel Iberica”), and its 50%-

owned joint ventures Nobel Teknik France SAS and Nobel Teknik A.S., and which is in the process of forming a new wholly-owned Subsidiary (the “China Subsidiary”) for purposes of conducting the FPG Business in China;
(ii)	Dana’s 50%-owned joint venture Orda Automotive, A.S.;

(iii)	Dana’s wholly-owned Subsidiary Dana Fluid Products Slovakia, S.R.O.;

(iv)	those certain Purchased Assets located in Birmingham, United Kingdom, owned by Dana’s wholly-owned Subsidiary DSE;

(v)	those certain Purchased Assets located in Archbold, Ohio owned by Dana’s wholly-owned Subsidiary H&T;

(vi)	those certain Purchased Assets located in Paris, Tennessee owned by Dana;

(vii)	those certain Purchased Assets located in Rochester Hills, Michigan owned by EFMG;

(viii)	those certain Purchased Assets located in San Luis Potosi, Mexico owned by H&T and PTG Mexico (DSE, EFMG, PTG Mexico and H&T, together with Dana, the “Asset Selling Entities” and individually, an “Asset Selling Entity”); and

(ix)	Current Employees of PTG Servicios;
     WHEREAS, Orhan directly owns a 50% interest in (i) Nobel Teknik France SAS; (ii) Nobel Teknik A.S.; and (iii) Orda Automotive, S. (Orda Automotive, A.S., Nobel Teknik France SAS and Nobel Teknik A.S. collectively, the “JV Acquired Companies”);
     WHEREAS, Nobel, Nobel Iberica and Dana Fluid Products Slovakia, S.R.O. are referred to collectively as the “Non-JV Acquired Companies” and the JV Acquired Companies together with the Non-JV Acquired Companies are each referred to as an “Acquired Company” and collectively as the “Acquired Companies”;
     WHEREAS, upon the terms and subject to the conditions herein and in order to transfer the FPG Business, each of the Asset Selling Entities shall assign and transfer to the applicable Purchaser, and Orhan shall, or shall cause the applicable Purchasing Affiliate to, purchase and acquire from the applicable Asset Selling Entity, all right, title and interest of such Asset Selling Entity in and to the relevant Purchased Assets and Orhan shall, and shall cause the applicable Purchasing Affiliate to, assume the relevant Assumed Liabilities;
     WHEREAS, upon the terms and subject to the conditions herein and in order to transfer the FPG Business, Dana and TPF (collectively, the “Stock Selling Entities”) each shall sell and transfer to the applicable Purchasing Affiliate, and Orhan shall, or shall cause the applicable Purchaser to, purchase and acquire from the applicable Stock Selling Entity, all of the right, title and interest of such Stock Selling Entity in and to the relevant Purchased Shares;

     WHEREAS, Dana and its NMD joint venture partner have agreed to carry out the dissolution and liquidation of NMD in accordance with Mexican Law, and Dana and Orhan intend to deal with the disposition of the NMD joint venture interest and NMD-related assets located in San Luis Potosi, Mexico as provided herein; and
     WHEREAS, Dana and certain of its Subsidiaries that are Sellers and are identified on Exhibit A hereto (collectively, the “Debtors”), together with certain other Subsidiaries of Dana, have filed voluntary petitions initiating cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (each, a “Case” and together, the “Cases”) and intend that the transactions contemplated by this Agreement shall be implemented through the filing of the Sale Motion, subject to better and higher bids, pursuant to Section 363 of the Bankruptcy Code seeking approval of the transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
THE PURCHASE AND SALE
     Section 1.1. Purchasers and Sellers.
          (a) Dana shall, and shall cause each of the other Sellers to, make all notifications, applications, and requests necessary to obtain the corporate or other authority, and to comply with all requirements of applicable Law, required to enable such Seller to lawfully enter into and become obligated as a Seller under and subject to the terms and conditions of this Agreement (as to each Seller, the “Seller Authorization”). Dana shall cause such Seller to execute and deliver a counterpart of this Agreement after obtaining the Seller Authorization applicable to such Seller, whereupon such Seller shall become a party hereto effective as of the Closing Date. As provided in Articles VIII and IX, the obligations of Orhan and the other Purchasers, on the one hand, and of Dana and the other Sellers, on the other hand, to consummate the transactions contemplated by this Agreement, are subject to, among other things, all of the Sellers entering into and becoming parties to this Agreement in accordance with this Section 1.1(a).
          (b) The parties acknowledge and agree that Orhan contemplates identifying and designating one or more Subsidiaries as Purchasing Affiliates to acquire the Purchased Shares and the Purchased Assets and to assume the Assumed Liabilities and otherwise perform the obligations of Purchasers under and subject to the terms and conditions of this Agreement. To the extent that Orhan chooses to do so, Orhan will, before the Closing Date, identify and designate one or more of its Subsidiaries as Purchasing Affiliates hereunder by giving to Dana written notice to such effect, which notice will identify each such Purchasing Affiliate and the Purchased Shares or Purchased Assets that such Purchasing Affiliate is to acquire hereunder. Orhan shall cause each such Purchasing Affiliate to execute and deliver a counterpart of this

Agreement on the Closing Date, whereupon such Purchasing Affiliate shall become a party hereto effective as of the Closing Date.
     Section 1.2. Purchase and Sale of Shares.
     On the terms and subject to the conditions set forth herein, at the Closing:
          (a) Dana shall sell and deliver, and Orhan shall, or shall cause the applicable Purchaser to, purchase, acquire and accept from Dana all of the issued and outstanding capital stock or other equity interests owned by Dana of: (i) Orda Automotive, A.S.; and (ii) Dana Fluid Products Slovakia, S.R.O.; and
          (b) TPF shall, and Dana shall cause TPF to, sell and deliver, and Orhan shall, or shall cause the applicable Purchaser to, purchase, acquire and accept from TPF all of the issued and outstanding capital stock owned by TPF of Nobel, with all rights attached to such capital stock, including, but not limited to all rights to dividends distributed after the Closing Date.
     The issued and outstanding capital stock and other equity interests described in this Section 1.2 are referred to as the “Purchased Shares”.
     Section 1.3. Purchase and Sale of the Purchased Assets.
     On the terms and subject to the conditions set forth herein, at the Closing, each Asset Selling Entity shall, and Dana shall cause each such Asset Selling Entity to, sell, assign, transfer, convey and deliver to the applicable Purchaser, and Orhan shall, or shall cause the applicable Purchaser to, purchase, acquire and accept from such Asset Selling Entity, all of such entity’s right, title and interest in, to and under the following assets, properties, rights, Contracts and claims of such entity, in each case, primarily related to such Asset Selling Entity’s part of the FPG Business (each such part of the FPG Business a “Relevant ASE Business” and collectively, the “ASE Business”) whether tangible or intangible, real, personal or mixed (such assets of the ASE Business, excluding the Excluded Assets, the “Purchased Assets”):
          (a) (i) the Owned Real Property and (ii) the Real Property Leases;
          (b) all machinery, equipment, furniture, vehicles, tools, tooling and other tangible personal property primarily related to the FPG Business, including, without limitation, the items set forth on Schedule 1.3(b) (the “Purchased Equipment”);
          (c) all inventories and supplies of raw materials, works-in-process, finished goods, spare parts, supplies, storeroom contents and other inventoried items wherever located;
          (d) all trade accounts and other receivables arising out of the sale or other disposition of goods or services, including, without limitation, those trade accounts and other receivables reflected on the Financial Statements;

          (e) all rights in, to and under all Contracts of the Debtor Asset Selling Entities, including, without limitation, the Contracts listed on Schedule 1.3(e) (collectively, the “Debtor Contracts” and each, individually, a “Debtor Contract”);
          (f) all rights in, to and under the Retention Agreements listed on Schedule 1.3(f) (collectively, the “Assumed Retention Agreements” and each, individually, an “Assumed Retention Agreement”);
          (g) all rights in, to and under the Non-Debtor Contracts;
          (h) the Intellectual Property identified on Schedule 1.3(h), all associated know-how, all rights to enforce and to past and future damages for the infringement of any such Intellectual Property, and all goodwill of the FPG Business associated with any Trademarks included in such Intellectual Property (the “Purchased Intellectual Property”);
          (i) subject to Section 11.2, and other than Tax Returns and related work papers and items set forth in 1.4(h), all books, records, files, papers, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, to the extent available;
          (j) the Permits (to the extent permitted by applicable Law to be transferred and subject to any required consents);
          (k) all deferred and prepaid charges for utilities and similar operational services and requirements, other than those that relate to any Excluded Asset;
          (l) all rights under or pursuant to all warranties, representations and guarantees, whether express or implied, made by suppliers, manufacturers, contractors and other third parties with respect to any of the Purchased Assets, other than any of the foregoing that primarily relate to any Excluded Asset or Excluded Liability;
          (m) all claims, defenses causes of action, causes of action, rights of recovery, rights of set off, and rights of recoupment listed on Schedule 1.3(m);
          (n) the software listed on Schedule 1.3(n), in accordance with the terms of Section 4.22; and
          (o) those receivables, loans and investments constituting Transferred Intercompany Receivables.
     Section 1.4. Excluded Assets.
     The parties expressly understand and agree that the Purchased Assets shall not include, and no Asset Selling Entity is selling, assigning, transferring or conveying to any Purchaser, any right or title to or interest in, any of the following assets, properties, rights, Contracts and claims, whether tangible or intangible, real, personal or mixed (collectively, the “Excluded Assets”):

          (a) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items, of such Asset Selling Entity;
          (b) subject to Section 10.1 through 10.4, any assets of an Employee Benefit Plan other than an Acquired Company Benefit Plan, including, any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of each Asset Selling Entity or its Affiliates under, any such Employee Benefit Plan, and any data and records (or copies thereof) required to administer the benefits of Business Employees under any such Employee Benefit Plan;
          (c) any and all insurance policies, binders and claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums;
          (d) subject to Section 7.7, all right, title and interest of each Asset Selling Entity and its Affiliates in all Intellectual Property other than Purchased Intellectual Property (the “Excluded Intellectual Property”);
          (e) all tangible personal property disposed of or consumed in the ordinary course of business between the date hereof and the Closing Date as permitted by this Agreement;
          (f) the assets, Real Property Leases and Contracts of the Asset Selling Entities listed on Schedule 1.4(f);
          (g) all rights and incidents in, to and under any Retention Agreements other than Assumed Retention Agreements;
          (h) any books, records and other materials that any Asset Selling Entity or any of its Affiliates is required by Law to retain all Tax Returns (subject to Section 15.5) and related work papers and all “Dana” marked sales and promotional materials and brochures (subject to Section 7.7);
          (i) all claims, counterclaims, defenses, causes of action, choses in action or claims of any kind relating primarily to either Excluded Assets or Excluded Liabilities;
          (j) all assets, business lines, properties, rights, Contracts and claims of any Asset Selling Entity not primarily related to the FPG Business, wherever located, whether tangible or intangible, real, personal or mixed;
          (k) except as set forth in Section 1.3(a), all assets associated with facilities related to the FPG Business which have ceased operations prior to the date hereof;
          (l) all refunds, credits, prepayments or deferrals of or against any Excluded Taxes;
          (m) except for Transferred Intercompany Receivables, all intercompany receivables, loans and investments (i) between any Asset Selling Entity, on the one hand, and any other Seller or any of its Affiliates, on the other hand, or (ii) required to be settled in accordance with Section 6.7;

          (n) any and all notes receivable listed on Schedule 1.4(n);
          (o) any and all causes of action arising under Sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws; and
          (p) except as set forth in Section 1.3(m), or otherwise arising from the Purchased Intellectual Property, all claims, defenses, causes of actions, choses in action, rights of recovery, rights of set off and rights of recoupment.
     Section 1.5. Assumed Liabilities in respect of Purchased Assets.
     Subject to the effect of the Approval Order, at the Closing, Orhan shall, and shall cause the applicable Purchaser acquiring Purchased Assets from an Asset Selling Entity to, assume and be liable for, and Orhan shall, and shall cause such applicable Purchaser to, become responsible to pay, perform and discharge, only the following obligations and Liabilities of such Asset Selling Entity related to the Relevant ASE Business, whether known or unknown, fixed or contingent, asserted or unasserted (collectively, and excluding the Excluded Liabilities, the “Assumed Liabilities”):
          (a) all Liabilities of such Asset Selling Entity relating primarily to the FPG Business and arising exclusively on or after the Closing Date, except for Excluded Liabilities and Liabilities arising from the claims listed on the Closing Claims Schedule;
          (b) all Liabilities under the Contracts arising exclusively on or after the Closing Date, plus payment of the Cure Costs;
          (c) except as set forth in Sections 10.1 through 10.4, (i) all Liabilities arising out of the employment of the Transferred Employees owed to the Transferred Employees and their dependents and their beneficiaries, including, but not limited to, obligations for salaries, wages, profit-sharing plans, annual bonuses, any other form of compensation accrued prior to, but payable after, the Closing Date, and accrued but not taken vacation, personal days and floating holidays, sick pay and any other leave of the Transferred Employees, and (ii) Liabilities relating to, arising out of or resulting from any collective bargaining agreement covering the Transferred Employees; and (iii) the Liabilities of Asset Selling Entities relating to the Transferred Employees for severance, separation or notice payments under any Debtor Contract, any policy or practice or under the Assumed Retention Agreements, in the case of this clause (iii), arising after the Closing Date.
          (d) any and all Liabilities, claims, demands, expenses or commitments of the Debtor Asset Selling Entities primarily related to the ASE Business arising after the filing by the Debtors of the Cases, including without limitation:
     (i) accounts and trade payables of the Debtor Asset Selling Entities related to the Relevant ASE Business; and
     (ii) Liabilities of the Debtor Asset Selling Entities related to the Relevant ASE Business for utility, telephone and other utility services and goods;

          (e) all other Liabilities of the FPG Business reflected on the Closing Statement of Net Assets;
          (f) all Liabilities that Orhan or any other Purchaser has assumed or agreed to pay for or be responsible for pursuant to this Agreement and the other Operative Documents;
          (g) all Liabilities for claims made on or after the Closing Date for any return, rebate, recall, warranty or similar claims with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business, other than those described on the Closing Claims Schedule;
          (h) all Liabilities for claims made on or after the Closing Date for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use), other than those described on the Closing Claims Schedule;
          (i) all Liabilities relating to, resulting from, caused by or arising out of, workers’ compensation, occupational health and safety, occupational disease, occupational injury, or similar workplace issues to the extent involving or relating to Transferred Employees;
          (j) all Liabilities relating to, resulting from, caused by or arising out of toxic tort or Environmental Law (including the presence, removal or remediation of mold, formaldehyde insulation or asbestos in buildings or building interiors or elsewhere, and exposure to asbestos containing materials or friable asbestos, and release of Hazardous Material, including Liabilities arising under CERCLA and RCRA) and that are directly or indirectly related to the FPG Business or any assets or property (including the Purchased Assets, the Owned Real Property) used, manufactured, sold, leased, owned or operated, or services performed, in connection with the ASE Business including those that constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or non-compliance with, any Law or Permit; provided, however, that Purchasers shall not assume such Liabilities for property leased to any Purchaser by any Seller or any of such Seller’s Affiliates to the extent such Liabilities are attributable to acts or omissions that occurred prior to the Closing;
          (k) all Liabilities arising out of Legal Proceedings relating to, or arising out of, or resulting from, the FPG Business or the use, manufacture, sale, ownership, lease and operation or disposition of any of the Purchased Assets, other than and excluding those Legal Proceedings described in Schedule 4.16; and
          (l) those payables and Liabilities constituting Transferred Intercompany Receivables.

     Section 1.6. Excluded Liabilities in respect of Purchased Assets.
     It is expressly understood and agreed that there shall be excluded from the Liabilities being assumed by the Purchasing Affiliates hereunder the following Liabilities of the Asset Selling Entities (collectively, the “Excluded Liabilities”):
          (a) the debt and other Liabilities, including any interest or other amounts in connection therewith, listed on Schedule 1.6(a);
          (b) all Liabilities for which any Asset Selling Entity is expressly made responsible pursuant hereto or under any Transition Agreement;
          (c) all Liabilities of the Asset Selling Entities not expressly assumed;
          (d) all Excluded Taxes;
          (e) fees, expenses, indemnification obligations and other Liabilities owed by Sellers to their respective advisors, including Miller Buckfire & Co., LLC, on account of the acquisition advisory services provided to Sellers by such advisors in connection with the transactions contemplated hereby;
          (f) except for Transferred Intercompany Receivables, all intercompany payables, loans and investments (i) between any Asset Selling Entity, on the one hand, and any Seller or any of its Affiliates, on the other hand, or (ii) required to be settled in accordance with Section 6.7;
          (g) all Chapter 11 Expenses and other expense associated with the Cases, unless expressly assumed by any Purchaser under this Agreement or any of the other Operative Documents;
          (h) all Liabilities for claims made prior to the Closing Date for any return, rebate, recall, warranty or similar claims with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business, and all such Liabilities with respect to claims made on or after the Closing Date described on the Closing Claims Schedule;
          (i) all Liabilities for claims made prior to the Closing Date for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use), and all such Liabilities with respect to claims made on or after the Closing Date described on the Closing Claims Schedule;
          (j) all Liabilities of any Asset Selling Entity arising out of those Legal Proceedings described in Schedule 4.16;

          (k) all Liabilities arising under any Employee Benefit Plan, except as expressly otherwise provided in Section 1.5 and Article X; and
          (l) all Liabilities with respect to which the Purchased Assets are being sold free and clear under the Approval Order.
     Section 1.7. Product Liability, Recall and Warranty Claims, Legal Proceedings.
          (a) Schedule 1.7 (the “Closing Claims Schedule”) sets forth a true and complete description of the following: (i) events, acts and omissions of which Sellers have Knowledge that are reasonably expected to result in Liabilities for return, rebate, recall, warranty or similar claim with respect to products (or any part or component thereof ) designed, manufactured, serviced or sold by the FPG Business with respect to which no claim has been made (or as to which one or more claims have been made but further claims are reasonably expected to be made); (ii) events, acts and omissions of which Sellers have Knowledge that are reasonably expected to result in Liabilities for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use) with respect to which no claim has been made; and (iii) events, acts and omissions of which Sellers have Knowledge that are reasonably expected to result in Legal Proceedings to be instituted, brought or commenced relating to, or arising out of, or resulting from, the FPG Business or the use, manufacture, sale, ownership, lease and operation or disposition of any of the Purchased Assets.
          (b) At the Closing, the Sellers shall deliver, or shall cause to be delivered, to Orhan and the Applicable Purchaser an updated Closing Claims Schedule including a description of the following: (i) any additional events, acts or omissions that would reasonably be expected to result in Liabilities for return, rebate, recall, warranty or similar claim with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business with respect to which no claim has been made prior to the Closing Date (or as to which one or more claims have been made but further claims are reasonably expected to be made on or after the Closing Date) but as to which Seller has Knowledge on the Closing Date; (ii) any additional events, acts or omissions that would reasonably be expected to result in Liabilities for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use) with respect to which no claim has been made prior to the Closing Date but as to which Seller has Knowledge on the Closing Date; and (iii) any additional events, acts or omissions occurring prior to the Closing that would reasonably be expected to result in Legal Proceedings to be instituted, brought or commenced relating to, or arising out of, or resulting from, the FPG Business or the use, manufacture, sale, ownership, lease and operation or disposition of any of the Purchased Assets as to which Seller has Knowledge on the Closing Date.

          (c) Each Seller of a Non-JV Acquired Company shall, and Dana shall cause each such Seller to, assume and retain responsibility for all Liabilities of such Non-JV Acquired Company for (i) any return, rebate, recall, warranty or similar claim with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business for which any claims have been made prior to the Closing Date (or for which one or more claims have been made but further claims are reasonably expected to be made on or after the Closing Date); (ii) for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold, or services performed, by the FPG Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use) for which claims have been made prior to the Closing Date; (iii) those Legal Proceedings described in Schedule 4.16; and (iv) matters described in clauses (i), (ii) and (iii) hereof with respect to claims made on or after the Closing Date, or, in the case of Legal Proceedings, instituted, brought or commenced on or after the Closing Date, to the extent described on the Closing Claims Schedule.
          (d) As between the applicable Seller and the applicable Purchaser, responsibility for the management after Closing of proceedings relating to matters for which the Seller is responsible pursuant to Section 1.6(h) and Section 1.7(c)(i) shall be as designated and described in the Closing Claims Schedule. All proceedings relating to matters for which a Seller is responsible pursuant to Section 1.6(i), Section 1.7(c)(ii) or Section 1.7(c)(iii) shall be managed in accordance with Section 12.4.
          (e) All Liabilities of the JV Acquired Companies, including those arising from or in connection with (i) any return, rebate, recall, warranty or similar claim with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business; (ii) any death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the FPG Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use); and (iii) Legal Proceedings, shall remain the responsibility of the JV Acquired Companies.
ARTICLE II
CONSIDERATION
     Section 2.1. Amount and Form of Consideration.
     The consideration to be paid by Purchasers to Sellers, in full consideration of the Purchased Shares and the Purchased Assets shall consist of:
          (a) U.S.$70 million (the “Initial Cash Consideration”) in immediately available funds, subject to adjustment as set forth in Section 2.3 (the Initial Cash Consideration,

as adjusted, the “Final Cash Consideration”), to be paid in the manner and at the time set forth in Section 2.2; and
          (b) the assumption by Orhan or the applicable Purchasers of the Assumed Liabilities.
     Section 2.2. Payment of Cash Consideration.
     The Initial Cash Consideration shall be paid as follows:
          (a) within three (3) Business Days after the date hereof, in accordance with the Deposit Agreement (the form of which is attached as Exhibit B hereto, the “Deposit Agreement”), Orhan will wire transfer in immediately available funds to The Bank of New York, as deposit agent (the “Deposit Agent”), an amount equal to 10 percent (10%) of the Initial Cash Consideration in U.S. Dollars (such amount, together with the interest accrued thereon, the “Deposit Amount”), to be held in an interest-bearing account by the Deposit Agent and to be distributed in accordance with the terms of the Deposit Agreement.
          (b) at the Closing, Orhan shall, or shall cause the applicable Purchasers to, pay, by wire transfer of immediately available funds in U.S. Dollars, an amount equal to (i) the Initial Cash Consideration, less (ii) the Deposit Amount, plus (iii) any applicable VAT or other Transfer Taxes that are the responsibility of Orhan or the applicable Purchasers in accordance with Section 15.9 (but, only to the extent that any Seller will be required by applicable Law to make a payment of such VAT or Transfer Taxes), to an account or accounts designated by Sellers, such designation to be made in writing at least three (3) Business Days prior to the Closing Date. If any requirements of Law require that any portion of the Initial Cash Consideration payable to Sellers must be paid in a currency other than United States Dollars, Purchasers shall pay such portion at the Closing, by wire transfer of immediately available funds in such other currency, based on the exchange rate as published in The Wall Street Journal two (2) Business Days prior to the Closing Date.
     Section 2.3. Post-Closing Adjustment.
          (a) “Net Working Assets of the European Business” as of any date shall mean the amount calculated by subtracting the Liabilities described in Schedule 2.3(a) from the assets described in Schedule 2.3(a), in each case for the Non- JV Acquired Companies and the ASE Business associated with the Birmingham, England facility. “Net Working Assets of the NA Business” as of any date shall mean the amount calculated by subtracting the Liabilities described in Schedule 2.3(a) from the assets described in Schedule 2.3(a), in each case for the ASE Business associated with the Archbold, Ohio, Paris, Tennessee, and San Luis Potosi II, Mexico facilities.
          (b) As promptly as practicable, but in any event within 90 days following the Closing, Dana, at its sole cost and expense, will prepare and deliver to Orhan (i) a statement of Net Working Assets of the European Business as of the Closing Date (as such may be adjusted following resolution of disputes in accordance with Section 2.3(c), the “Closing Statement of European Net Assets”) and a calculation of the Net Working Assets European Adjustment derived from the Closing Statement of European Net Assets, and (ii) a statement of Net Working

Assets of the NA Business as of the Closing Date (as such may be adjusted following resolution of disputes in accordance with Section 2.3(c), the “Closing Statement of NA Net Assets”) and a calculation of the Net Working Assets NA Adjustment derived from the Closing Statement of NA Net Assets (the Closing Statement of European Net Assets and the Closing Statement of NA Net Assets, collectively, the “Closing Statements of Net Assets”). The Closing Statements of Net Assets and the calculation of the Net Working Assets Adjustments derived from the Closing Statements of Net Assets shall (i) be prepared on a basis consistent with the preparation of the Statement of Net Assets, and (ii) be prepared in accordance with Modified GAAP. During the preparation of the Closing Statements of Net Assets, and the 90 day period for dispute resolution under this Section 2.3(b), Orhan shall, and shall cause the Purchasing Affiliates and Acquired Companies to: (i) provide Dana and its authorized representatives with full access to all relevant books, records, facilities and employees of the FPG Business to the extent reasonably necessary to prepare the Closing Statements of Net Assets, and (ii) cooperate fully with Dana and its authorized representatives, including by providing on a timely basis all information to the extent necessary or useful in preparing the Closing Statements of Net Assets and calculating the Net Working Assets Adjustments.
          (c) Following receipt by Orhan of the Closings Statement of Net Assets and the Net Working Assets Adjustments, Orhan will be afforded a period of 30 days (the “Review Period”) to review the Closing Statements of Net Assets and the Net Working Assets Adjustments. Orhan shall be deemed to have accepted the Net Working Assets Adjustments unless, prior to the expiration of the Review Period, Orhan shall deliver to Dana a detailed written explanation of those items in the Net Working Assets Adjustments that Orhan disputes. The Net Working Assets Adjustments, to the extent not affected by such disputed items, will be deemed to be accepted, and the items identified by Orhan shall be deemed to be in dispute. Within a further period of 30 days from the end of the Review Period, Dana and Orhan will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to a nationally recognized certified public accounting firm mutually acceptable to Dana and Orhan (the “Independent Auditors”). Such unresolved disputed items shall be as determined by the Independent Auditors within 30 days in accordance with Modified GAAP applied on a basis consistent with the preparation of the Statement of Net Assets. One-half of the cost of the Independent Auditors shall be paid by Orhan and one-half by Dana. The decision of the Independent Auditors shall not be subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct). The definitive Closing Net Working Assets and Net Working Assets Adjustment shall be the Closing Net Working Assets and Net Working Assets Adjustment, as applicable, agreed to (or deemed to be agreed to) by Orhan and Dana or as determined by the Independent Auditors, as the case may be, in accordance with the terms of this Section 2.3(c). Other than those provisions set forth in this Section 2.3(c) relating to the resolution of certain matters by the Independent Auditors, nothing herein shall constitute an agreement among the parties to submit disputes under this Agreement to arbitration.
          (d) For purposes hereof, the upper range for Net Working Assets of the European Business is U.S.$26,775,000 (the “European Upper Range”) and the lower range for Net Working Assets of the European Business is U.S.$24,225,000 (the “European Lower Range”). The upper range for Net Working Assets of the NA Business is U.S.$14,010,000 (the

“NA Upper Range”) and the lower range for Net Working Assets of the NA Business is U.S.$11,590,000 (the “NA Lower Range”).
          (e) “Closing European Net Working Assets” is an amount equal to the Net Working Assets of the European Business as calculated and finalized in accordance with this Section 2.3 from the Closing Statement of European Net Assets. “Closing NA Net Working Assets” is an amount equal to the Net Working Assets of the NA Business as calculated and finalized in accordance with this Section 2.3 from the Closing Statement of NA Net Assets.
          (f) “Net Working Assets European Adjustment” shall be determined as follows: (i) if the Closing European Net Working Assets is equal to or greater than the European Lower Range but not greater than the European Upper Range, then the Net Working Assets European Adjustment will equal zero; (ii) if the Closing European Net Working Assets is more than the European Upper Range, then the Net Working Assets European Adjustment will be a positive amount equal to the amount of such excess; and (iii) if the Closing European Net Working Assets is less than the European Lower Range, then the Net Working Assets European Adjustment will be a negative amount equal to the absolute value of such difference. “Net Working Assets NA Adjustment” shall be determined as follows: (i) if the Closing NA Net Working Assets is equal to or greater than the NA Lower Range but not greater than the NA Upper Range, then the Net Working Assets NA Adjustment will equal zero; (ii) if the Closing NA Net Working Assets is more than the NA Upper Range, then the Net Working Assets NA Adjustment will be a positive amount equal to the amount of such excess; and (iii) if the Closing NA Net Working Assets is less than the NA Lower Range, then the Net Working Assets NA Adjustment will be a negative amount equal to the absolute value of such difference. The amount of the Net Working Assets European Adjustment and amount of the Net Working Assets NA Adjustment shall be aggregated, or netted, as the case may be, and such aggregate or net amount shall be the “Net Working Assets Adjustment.”
          (g) If the Net Working Assets Adjustment is a positive amount, (i) Orhan will pay the applicable Seller (as directed by Dana) the amount of the Net Working Assets Adjustment, together with interest thereon at the rate of 8.0% per annum from the Closing Date through the date of payment, such payment to be made within ten days after the final determination of the Net Working Assets Adjustment; provided, however, that, if payment is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such date through the date such payment is made.
          (h) If the Net Working Assets Adjustment is a negative amount (i) Dana will pay Orhan the amount equal to the Net Working Assets Adjustment, together with interest thereon at the rate of 8.0% per annum from the Closing Date through the date of payment, such payment to be made within ten days after the final determination of the Net Working Assets Adjustment; provided, however, that, if any such payment is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such date through the date such payment is made.

     Section 2.4. Allocation of Consideration.
     Dana and Orhan have agreed to allocate the Initial Consideration (taking into account Assumed Liabilities to the extent they are included in the amount realized for income tax purposes) among the Sellers as set forth on Schedule 2.4(a) and in accordance with Code Section 1060. Prior to the Closing and consistent with Schedule 2.4(a) (including the allocation parameters set forth therein), Sellers and Orhan shall in good faith agree how to allocate the Initial Consideration (taking into account Assumed Liabilities to the extent they are included in the amount realized for income tax purposes) among the Purchased Shares and the Purchased Assets, and such agreement shall be set forth on a schedule to be attached to, and to become part of, this Agreement as Schedule 2.4(b). Orhan may initially propose the content of Schedule 2.4(b) and if Orhan does so, such proposal shall be subject to Sellers’ review and reasonable objection, to be resolved by good-faith negotiations between Orhan and Sellers. Within 60 calendar days following the determination of the Final Consideration, Orhan and Sellers shall attempt in good faith to agree upon the allocation of the difference between the Initial Consideration and the Final Consideration among the Purchased Shares and the Purchased Assets (and among Dana and its Selling Affiliates that are selling Purchased Shares or Purchased Assets). The allocation of such difference shall take into account the item or items to which it is attributable and shall, to the extent such allocation is agreed by Orhan and Sellers, be reflected on a revised Schedule 2.4(b). In the event that Orhan and Sellers are unable to reach an agreement within such 60 calendar day period, the allocation of any disputed item or items shall be resolved within the next 30 calendar days by the Independent Auditors whose fees shall be borne equally by Orhan and Dana. Such determination by the Independent Auditors shall be binding on the parties and reflected on a revised Schedule 2.4(b). Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Orhan and Dana agree to act in accordance with the allocations contained in Schedule 2.4(b) for all Tax purposes and that neither of them will (or will permit its Affiliates to) take any position inconsistent therewith in any Tax Returns or similar filings (including IRS Form 8594 or any similar form required to be filed under state, local or foreign Law), any refund claim, litigation, or otherwise. Orhan and Dana agree to provide the others with any additional information reasonably required to complete IRS Form 8594 (or any similar form required to be filed under state, local or foreign Law) and with completed copies of such forms.
ARTICLE III
THE CLOSING
     Section 3.1. Closing Date.
     The closing of the transactions contemplated hereunder shall be considered part of a single closing (the “Closing”) and shall take place at such places and times and on such date as may be mutually agreed upon by Orhan and Dana, but in no event later than the expiration of 30 days after all of the conditions precedent set forth in Article VIII and Article IX have been either satisfied or waived (such date, the “Closing Date”). No part of the Closing shall occur unless all other parts of the Closing occur concurrently. The Closing shall be deemed to have occurred a of 12:01 a.m. (in each applicable time zone and jurisdiction) on the day immediately following the Closing Date.
     Section 3.2. Deliveries by Sellers to Purchasers.
     At the Closing, each Seller shall deliver, or cause to be delivered, to the Purchasers the following:
          (a) duly executed counterparts of the Operative Documents to which it is or is to be a party;
          (b) the documents and instruments set forth in Schedule 3.2 with respect to such Seller;
          (c) a copy of the Approval Order;
          (d) the updated Closing Claims Schedule in accordance with Section 1.7; and
          (e) updated Schedules to this Agreement as applicable.
     Section 3.3. Deliveries by Purchasers to Sellers.
     At the Closing, Orhan shall, or shall cause each applicable Purchaser to, deliver, or cause to be delivered, to the applicable Sellers the following:
          (a) the cash payment in the amount and manner provided in Section 2.2(b);
          (b) duly executed counterparts of the Operative Documents to which it is or is to be a party; and
          (c) the documents and instruments set forth in Schedule 3.3 with respect to such Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
     As an inducement to Orhan and any other Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, Dana hereby represents and warrants to Orhan on the date hereof, and each Seller, severally and not jointly, hereby represents and warrants (with respect only to itself and to its Relevant ASE Business, Purchased Assets, Non-JV Acquired Company or Purchased Shares, as the case may be) to Orhan and any other Purchasers on the Closing Date, that:
     Section 4.1. Organization and Qualification.
          (a) Such Seller is an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite entity power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted. Such Seller is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such license or qualification, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material.
          (b) The Non-JV Acquired Company being sold by such Seller is an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite entity power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted. Such Non-JV Acquired Company is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such license or qualification, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material.
          (c) No Non-JV Acquired Company has an interest in any corporation, partnership, limited liability company or other entity in which the liability of the members or partners is not limited to their ownership equity interest such as a groupement d’intérêt économique, a société civile or a société en nom collectif.
          (d) With respect to Nobel and TPF:
     (i) no order has been made and no resolution has been passed for the winding up of Nobel and TPF and no petition has been presented for the purposes of winding up of Nobel or TPF;
     (ii) no administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed and no procedure has been commenced with a view to the appointment of an administrator in respect of Nobel or TPF;
     (iii) no receiver has been appointed in respect of TPF;
     (iv) no request or declaration has been made with a view to the judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire) of Nobel or TPF, neither Nobel nor TPF is subject to any judicial or amicable procedure of bankruptcy, insolvency, receivership, winding-up or liquidation (whether voluntary or involuntary) or insolvent, or unable to pay its due debts with its available assets (état de cessation des paiements) nor has it stopped paying its debts as they fall due.
     Section 4.2. Capital Structure of Non-JV Acquired Companies; Transferred JV Interests.
          (a) The authorized capital stock or other equity interests of each of the Non-JV Acquired Companies and the number of shares of such capital stock or other equity interests that are issued and outstanding and any options or rights to acquire any such capital stock as of the date hereof are as set forth on Schedule 4.2(a), and will be as set forth on Schedule 4.2(a) as updated as of the Closing Date, together with a statement of the corresponding Seller owning such shares or interests. Each such Seller directly owns and has good and valid title to all such Purchased Shares, free and clear of all Liens, other than Permitted Exceptions described in clause (a) of the definition thereof or set forth on Schedule 16.130 or Liens under the Seller Financing, and all such Purchased Shares have been duly and validly issued and are fully paid and non-assessable. Except as contemplated in connection with the assignment of intercompany receivables by Nobel to TPF as provided in Section 6.8, there are no contemplated operations on, or other planned changes to, the capital stock of the Non-Acquired Companies as of the date hereof.
          (b) Schedule 4.2(b) sets forth the outstanding shares of capital stock or equity interests of each of the JV Acquired Companies held of record Dana and Nobel. Each of Dana and Nobel directly owns and has good and valid title to all the corresponding Transferred JV Interests, free and clear of all Liens, other than Permitted Exceptions described in clause (a) of the definition thereof or set forth on Schedule 16.130 or Liens under the Seller Financing.
     Section 4.3. [Intentionally Omitted]
     Section 4.4. Corporate Authorization.
          (a) Each Seller that is not a Debtor has full entity power and authority to enter into, execute and deliver (or cause to be entered into, executed and delivered) this Agreement and each Operative Document and other document or instrument listed in Schedule 3.2 to which it is a party, and to perform (or cause to be performed) its obligations hereunder and thereunder.
          (b) Each Seller that is a Debtor, upon entry of the Approval Order and subject to such Approval Order becoming a Final Order, will have full entity power and authority to enter into, execute and deliver (or cause to be entered into, executed and delivered) this Agreement and each Operative Document and other document or instrument listed in Schedule 3.2 to which it is a party, and to perform (or cause to be performed) its obligations hereunder and thereunder.
     Section 4.5. Consents and Approvals.
     Except as set forth in Schedule 4.5, and after giving effect to the entry of the Approval Order and subject to such Approval Order becoming a Final Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller or any Non-JV Acquired Company in connection with the execution and delivery of this Agreement and the other Operative Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby or the compliance by each Seller with any of the provisions hereof or thereof applicable to it, except for (i) compliance with the applicable requirements of any competition or antitrust laws, including (x) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and/or (y) Council Regulation (EC) No. 139/2004 of the European Union (the “EC Regulation”), and/or (z) such other antitrust authorities that may require notification and approval of the transaction, and (ii) other than those described in clause (i) of this Section 4.5, such consents, waivers, approvals, Orders, Permits or authorizations of, or declarations or filings with, or notifications to, any Person or Governmental Body the failure of which to be received or made would not reasonably be expected to be material.
     Section 4.6. Non-Contravention.
     Upon entry of the Approval Order and subject to it becoming a Final Order, none of the execution and delivery by each Seller of this Agreement and the other Operative Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby or compliance by such Seller with any of the provisions hereof or thereof will, subject to the receipt of the consents identified on Schedule 4.5: (i) result in the breach of any provision of the certificate or articles of incorporation, bylaws or similar organizational documents of such Seller or the applicable Non-JV Acquired Company; (ii) violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of consent, cancellation, termination or acceleration or right to increase the obligations or otherwise modify the terms under any Contract the effect of which would materially adversely affect the Relevant ASE Business of such Seller or that portion of the FPG Business conducted by the applicable Non-JV Acquired Company; or (iii) constitute a violation of any Law applicable to such Seller or applicable Non-JV Acquired Company, except (A) for minor violations none of which are material individually or in the aggregate and (B) in the case of clause (ii), any violation, breach, termination, default, consent, cancellation or acceleration in any Contract disclosed in the Schedules hereto.
     Section 4.7. Binding Effect.
     Upon entry of the Approval Order and subject to it becoming a Final Order, this Agreement constitutes, and, when executed and delivered on the Closing Date, each of the and the other Operative Documents to which it is a party will constitute, a valid and legally binding obligation of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     Section 4.8. Financial Statements.
     Dana represents and warrants that Schedule 4.8 contains true and correct copies of the unaudited statement of net assets (the “Statement of Net Assets”) of the FPG Business, as of December 31, 2006, and the unaudited statement of operating results of the FPG Business for the year ended December 31, 2006 (all such statements, collectively, the “Financial Statements”), that each of the Financial Statements has been prepared in accordance with Modified GAAP and that the Financial Statements were prepared on the basis of the books and records of the Asset Selling Entities and Stock Selling Entities, in each case, as the same relate to the FPG Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial condition of the FPG Business as of the dates thereof and the results of its operations for each of the periods then ended in conformity with Modified GAAP.

     Section 4.9. Taxes.
     Except as disclosed on Schedule 4.9:
          (a) all Tax Returns required to be filed by or with respect to the Non-JV Acquired Companies and the Purchased Assets have been timely filed (taking into account extensions) and all such Tax Returns are complete and accurate, and more generally each Non-JV Acquired Company has complied with all Tax rules and regulations applicable to it;
          (b) all Taxes shown to be due on such Tax Returns (or payable pursuant to any assessments with respect to such Tax Returns) have been or will be timely paid, except for any payments by the Debtors which have been stayed by the filing of the Cases under Section 362 of the Bankruptcy Code;
          (c) there is no action, suit, investigation, audit, inquiry, claim or assessment current or pending with respect to Taxes of the Non-JV Acquired Companies, except for claims being pursued against the Debtors in the Cases. This representation refers only to actions, suits, investigations, audits, inquiries, claims or assessments of which the relevant Non-JV Acquired Company has been informed by the Tax authorities. To Seller’s Knowledge, no such audits or inquiries are threatened. No Tax Liens (other than Permitted Exceptions) encumber the Non-JV Acquired Companies or the Purchased Assets;
          (d) all amounts required to be withheld or collected for payment of Taxes by the Non-JV Acquired Companies, including from employee salaries, wages and other compensation, have been collected or withheld and, if due, paid to the appropriate taxing authorities;
          (e) the Non-JV Acquired Companies are not bound by any Tax sharing or Tax allocation agreement or arrangement or Tax consolidation regime that will be effective after the Closing or that will have further effect after the Closing for any taxable year (other than any agreement exclusively between or among the Acquired Companies and other than the French Consolidated Tax Group Exit Agreement set forth in Exhibit L hereto);
          (f) the profit-sharing (contrats de participation et d’intéressement), corporate savings (plan d’épargne entreprise), stock-options and other similar plans enjoyed by the employees of any Non-JV Acquired Company duly qualify for the purpose of the Tax and social exemptions normally applicable to them;
          (g) no Non-JV Acquired Company shall incur any Tax burden as a result of the termination, subsequent to the Purchase and Sale of Shares, of any existing Tax sharing or Tax allocation agreement or arrangement or existing Tax consolidation regime applicable to it;
          (h) no Non-JV Acquired Company has been made aware by its tax counsel (external or in-house) or auditors that a position it has taken on certain Tax matters is based on an interpretation of the Tax rules and regulations likely to be challenged by the Tax authorities; and

          (i) no Non-JV Acquired Company has any obligation to hold any person harmless from or to indemnify any person against such person’s Tax liabilities.
     Section 4.10. Real Property.
          (a) Each Asset Selling Entity and each Non-JV Acquired Company has good and marketable title to its respective Owned Real Properties as reflected on Schedule 4.10(a), free and clear of all Liens except Permitted Exceptions and Liens under the Seller Financing. Nobel has validly exercised its option to purchase the real property located in Vitry-le-François in accordance with the terms of the applicable finance lease (credit-bail), a deed of sale has been validly executed and all related costs and Taxes have been duly paid by Nobel;
          (b) Each Asset Selling Entity and each Non-JV Acquired Company, has valid leasehold estates in each of the Leased Real Properties as reflected on Schedule 4.10(b) and, except as to the Leased Real Property located in Birmingham, U.K., has a valid and enforceable leasehold interest in such Leased Real Property, free and clear of all Liens encumbering such lessee’s leasehold interest except Permitted Exceptions and Liens under the Seller Financing, but subject to all terms and conditions of the Real Property Leases and subject to any Liens encumbering the applicable lessor’s title to the Leased Real Properties. As to the Leased Real Property located in Birmingham, U.K., Dana Automotive Limited has a valid leasehold estate in such Leased Real Property and has a valid and enforceable leasehold interest in such Leased Real Property and sole legal and beneficial title to such leasehold estate, free and clear of all Liens except Permitted Exceptions and Liens under the Seller Financing;
          (c) Except for Permitted Exceptions and as otherwise set forth on Schedule 4.10(c), none of the Owned Real Properties, nor to Seller’s Knowledge, the Leased Real Properties, is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof;
          (d) To Seller’s Knowledge, each Real Property Lease is in full force and effect and is valid and enforceable against the applicable Asset Selling Entity or Non-JV Acquired Company and the lessor in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law), and there is no current default which cannot be cured under Section 365 of the Bankruptcy Code. No Non-JV Acquired Company that is party to a Real Property Lease has given notice in order to terminate any Real Property Lease. Article L.145-1 et seq. of the French Commercial Code applies to all Real Property Leases governed by French law entered into by Non-JV Acquired Companies and the Non-JV Acquired Companies have the right to renew such leases in accordance with article L.145-8 of the French Commercial Code. Each Non-JV Acquired Company that is a party to a Real Property Lease governed by French law has complied with all its obligations under the applicable Real Property Lease and holds a valid and enforceable right to the renewal of the Real Property Lease;
          (e) To Seller’s Knowledge, (i) each Non-JV Acquired Company and the Asset Selling Entities to the extent of the Relevant ASE Business, has all material Permits necessary for the current use by it of each applicable Owned Real Property and Leased Real Property, and (ii) no material default or violation by the applicable Seller has occurred in the due observance of any such Permit;
          (f) The real properties listed on Schedule 4.10(a) and Schedule 4.10(b), the real property owned by Sellers and leased to Purchasers following the Closing, and the real property located in Rochester Hills, Michigan, include all real properties owned or leased and currently used by each of the Non-JV Acquired Companies to carry out its business;
          (g) To Seller’s Knowledge, (i) there does not exist any actual or threatened condemnation or eminent domain proceedings or disputes, claims, actions or notices, that affect any Owned Real Property or Leased Real Property that is material to the FPG Business, and (ii) no Seller has received any written notice of breach of current or previous legislation or regulations that is material to the FPG Business or of the intention of any Governmental Body or other Person to take or use any Owned Real Property or Leased Real Property that is material to the FPG Business;
          (h) The Sellers of the Owned Real Property located in the United States are not foreign persons within the meaning of Treasury regulation 1.1445-2(b)(2); and
          (i) Each Asset Selling Entity has paid all sums due and has observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the Real Property Leases.
     Section 4.11. Tangible Personal Property.
          (a) Each lease of personal property to which a Non-JV Acquired Company is a party or that is included in the Purchased Assets (i) requiring lease payments equal to or exceeding U.S.$100,000 per annum, or (ii) the loss of which would be material (all such leases collectively, the “Personal Property Leases”) is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law). There is no default under any Personal Property Lease either by a Seller or, to Seller’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by a Seller thereunder which cannot be cured under Section 365 of the Bankruptcy Code.
          (b) The applicable Asset Selling Entity or Non-JV Acquired Company has good and valid title to each item of owned Purchased Equipment, free and clear of any and all Liens other than Permitted Exceptions or Liens under the Seller Financing.
     Section 4.12. Intellectual Property.
          (a) To Seller’s Knowledge, there are no material Legal Proceedings instituted, commenced, pending or threatened in writing, that (i) challenge the rights of any Seller regarding the ownership of any of the Acquired Intellectual Property or are otherwise adverse to the use, registration, right to use, validity or enforceability of the Acquired Intellectual Property; or (ii)

assert that the operation of the FPG Business as conducted by any Seller is or was infringing or otherwise in violation of any Intellectual Property of any other Person;
          (b) To Sellers Knowledge, the operation of the FPG Business does not infringe or misappropriate the Intellectual Property of any third party;
          (c) After Closing, no Seller will own or control any Intellectual Property that is infringed by the operation of the FPG Business when operated by Purchasers in substantially the same manner as currently operated;
          (d) To Seller’s Knowledge, no Person is infringing or has misappropriated any of the Acquired Intellectual Property;
          (e) Schedule 4.12(e) lists all licenses, Contracts, and other agreements pursuant to which any third party has licensed or granted to any Seller any rights or licenses to any Intellectual Property that is material to the operation of the FPG Business; except as identified on Schedule 4.12(e), no third party has any rights to any Acquired Intellectual Property, and all such licenses will survive the Closing and remain in full force and effect (in accordance with and subject to their terms) immediately following the Closing;
          (f) Except as set forth in Schedule 4.12(f), no material breach or default by any Seller exists under any of the agreements listed on Schedule 4.12(e) and to Seller’s Knowledge, no material breach or default by any other Party exists under any of the agreements listed on Schedule 4.12(e);
          (g) At Closing, the Non-JV Acquired Companies will own free and clear of all Liens all the Acquired Company Intellectual Property. To Seller’s Knowledge, none of the Persons who have worked internally or externally on the development of any Intellectual Property has infringed any third party rights on any Intellectual Property;
          (h) All registration and/or renewal fees and taxes in respect of the registered Acquired Company Intellectual Property which are payable have been paid in the ordinary course of business in all jurisdictions where such Intellectual Property rights are registered;
          (i) At Closing, the Non-JV Acquired Companies hold all necessary information to register the Patents and Trademarks of the Acquired Company Intellectual Property; and
          (j) To Seller’s Knowledge, (i) the Acquired Company Intellectual Property is valid and enforceable in each applicable jurisdiction; and (ii) no event has occurred which may result in its cancellation or avoidance.
     Section 4.13. Contracts.
     Schedule 4.13 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts:

          (a) any Non-JV Acquired Company Contract and any Asset Selling Entity Contract primarily related to the FPG Business not made in the ordinary course of business;
          (b) any Non-JV Acquired Company Contract, and Asset Selling Entity Contract primarily related to the FPG Business or constitutes a binding commitment for, or sets forth any of the terms or conditions relating to, the employment or termination of employment of any officer or employee of any Non-JV Acquired Company or Asset Selling Entity employee with respect to the FPG Business whose basic annual compensation (excluding bonus on commission) is in excess of U.S.$50,000;
          (c) any franchise, distributorship or sales agency agreement of any Non-JV Acquired Company or Asset Selling Entity with respect to the FPG Business involving annual payments in excess of U.S.$50,000;
          (d) any Non-JV Acquired Company Contract and Asset Selling Entity Contract that is primarily related to the FPG Business for the purchase, or the sale, supply or provision, of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable without penalty within a period of 60 calendar days and involving annual payments in excess of U.S.$50,000;
          (e) any agreement for the purchase or sale of any shares of or interests in any Non-JV Acquired Company;
          (f) any non-competition agreement of any Non-JV Acquired Company or Asset Selling Entity with respect to the FPG Business;
          (g) any commitment of any Non-JV Acquired Company or Asset Selling Entity with respect to the FPG Business to make any capital expenditure or to purchase a capital asset in excess of U.S.$50,000;
          (h) any Non-JV Acquired Company Contract for the creation or formation of a joint venture, partnership or limited liability company;
          (i) any Non-JV Acquired Company Contract or any Asset Selling Entity Contract primarily related to the FPG Business relating to any indebtedness for borrowed money, guaranty, surety, line of credit or other loan or financing arrangement;
          (j) any Non-JV Acquired Company Contract or any Asset Selling Entity Contract primarily related to the FPG Business setting forth terms and conditions of employment in a collective bargaining agreement;
          (k) any Non-JV Acquired Company Contract or any Asset Selling Entity Contract primarily related to the FPG Business setting forth terms and conditions of employment in an agreement other than a collective bargaining agreement and providing for termination indemnities beyond mandatory provisions of applicable laws or of applicable collective bargaining agreements or similar instruments in the relevant jurisdictions; or

          (l) any Non-JV Acquired Company Contract or any Asset Selling Entity Contract not otherwise described in clauses (a) through (k) above to which any Non-JV Acquired Company or any Asset Selling Entity is a party or is otherwise bound, which is material to such entity or the FPG Business;
in each case (a) through (l), material to the FPG Business (collectively, the “Material Business Contracts”). To Seller’s Knowledge, (x) each Material Business Contract is in full force and effect and constitutes as of the date hereof the valid and legally binding obligation of each party thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law), and (y) there are no defaults under the Material Business Contracts on the part of any Non-JV Acquired Company or any Asset Selling Entity (and, with respect to TPF, there are no defaults that could constitute an invalid transfer from TPF to Nobel of the Material Business Contracts pertaining to the FPG Business pursuant to the contribution agreement dated in 2004 (Apport Partiel d’Actifs)) or any other party to the Material Business Contracts which cannot be cured under Section 365 of the Bankruptcy Code.
     Section 4.14. Employee Benefits.
          (a) Schedule 4.14(a) contains a complete and accurate list of each Seller Employee Benefit Plan maintained by any Asset Selling Entity with respect to the Transferred Employees or any Non-JV Acquired Company. Dana has made available to Orhan, to the extent applicable to any such Seller Employee Benefit Plan and within the responsibility of Dana, (i) a true and complete copy of the plan document (including all amendments and modifications thereto) and all related trust agreements, insurance contacts and other funding arrangements, (ii) the most recently filed United States Department of Labor Form 5500 series and all schedules thereto, (iii) the current summary plan description and all summary material modifications thereto as applicable, (iv) with respect to the Acquired Company Benefit Plans, to the extent applicable, the most recent actuarial reports, and (v) to the extent applicable, the most recent U.S. Internal Revenue Service determination letter with respect to each Seller Employee Benefit Plan.
          (b) Each Acquired Company Benefit Plan has been maintained, operated and administered in compliance with its terms of applicable Law, except for any failure to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Except as set forth in Schedule 4.14(c), there is no audit or investigation pending or, to Seller’s Knowledge, threatened (other than routine qualification or registration determination filings) with respect to any Acquired Company Benefit Plan before any Governmental Body and no such audit or investigation has been threatened in writing.
          (d) Other than claims by common law employees for benefits received in the ordinary course under an Acquired Company Benefit Plan, Sellers have no knowledge of any pending or threatened claim under an Acquired Company Benefit Plan made by any participating employee.

          (e) With respect to any Acquired Company Benefit Plan, all contributions, premiums, expenses and other payments required to be made by any Asset Selling Entity with respect to the Transferred Employees or any Non-JV Acquired Company by the Closing Date have been made or will be made by the Closing Date.
          (f) No Seller Employee Benefit Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA, and no Asset Selling Entity or any of the Non-JV Acquired Companies is obligated to make contributions to a multiemployer pension plan on behalf of any Business Employee or Acquired Company Employee, except as described in Schedule 4.14(f). Neither any Asset Selling Entity nor any of the Non-JV Acquired Companies has incurred a complete withdrawal as this term is defined in Section 4203 of ERISA or a partial withdrawal as defined in ERISA Section 4205 from such multiemployer pension plan. To the Knowledge of Sellers, such multiemployer pension plan is not in reorganization status under ERISA Section 4241.
          (g) No Asset Selling Entity or any of the Non-JV Acquired Companies is a party to any employment agreement, contract or other compensation or severance agreement with any FPG Business Employee providing for termination indemnities beyond mandatory provisions of applicable laws or of applicable collective bargaining agreements or similar instruments in the relevant jurisdictions, with the exception of the Retention Agreements or as described in Schedule 4.14(g).
          (h) No payment of or benefit which will or may be made by any Asset Selling Entity or any of the Non-JV Acquired Companies with respect to any Business Employee who is a “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “excess parachute payment,” within the meaning of Section 280G(b) of the Code, there is no contract, agreement, plan or arrangement to which any Asset Selling Entity or any of the Non-JV Acquired Companies is a party or by which it is bound to compensate any Business Employee who is a disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.
          (i) Except as set forth on Schedule 4.14(i), no Asset Selling Entity or any of the Non-JV Acquired Companies are parties to any Contract, agreement or arrangement relating to or covering Business Employees that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No stock option or other right to acquire an Asset Selling Entity or any of the Non-JV Acquired Companies common stock or other equity of an Asset Selling Entity or any of the Non-JV Acquired Companies granted to any Business Employee (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the boards of directors of the respective Asset Selling Entity or any of the Non-JV Acquired Companies in good faith (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of an Asset Selling Entity or any of the Non -JV Acquired Companies that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

          (j) To Seller’s Knowledge, no Asset Selling Entity has direct or indirect liability with respect to any misclassification of any Person, who is primarily related to the FPG Business, as an independent contractor rather than as an employee, or with respect to any employee leased from another employer primarily in connection with the FPG Business, except as would not result in material harm to such Asset Selling Entity. Except as set forth on Schedule 4.14(j), to Seller’s Knowledge, none of the Non-JV Acquired Companies have direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to such Non-JV Acquired Companies.
     Section 4.15. Labor.
          (a) Set forth on Schedule 4.15(a) is a true and complete list, as of the date hereof, of each labor or collective bargaining agreement to which any Asset Selling Entity or any Non-JV Acquired Company is a party that applies to Acquired Company Employees or Business Employees.
          (b) Except as set forth in Schedule 4.15(b), no labor organization has made a written demand against any Asset Selling Entity or any Non-JV Acquired Company for recognition with respect to representation of any Business Employees or group of Business Employees; and there are no representation proceedings or written petitions seeking a representation proceeding presently pending against any Asset Selling Entity or Non-JV Acquired Companies involving any Business Employees or, to Seller’s Knowledge, threatened in writing to be brought or filed against any Seller related to the Relevant ASE Business with the United States National Labor Relations Board or other Governmental Body. Except as set forth in Schedule 4.15(b), to Seller’s Knowledge, there is no ongoing organizing activity involving Business Employees pending or threatened in writing by any labor organization or group of Business Employees.
          (c) Except as set forth in Schedule 4.15(c), to Seller’s Knowledge, there are no current or threatened material (i) strikes, work stoppages, slowdowns or lockouts involving any Business Employees, (ii) grievances, arbitrations or other material labor disputes or proceedings pending or threatened in writing against or involving any Business Employees, or (iii) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any Business Employees.
          (d) To Seller’s Knowledge, each Non JV Acquired Company and each Asset Selling Entity is in material compliance with all Laws applicable to the FPG Business relating to the employment of their respective employees, including all such Laws applicable to fixed-term employees, temporary employees and trainees, wages, hours, collective bargaining, employment discrimination (notably gender discrimination), immigration, disability, civil rights, occupational safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social contribution taxes and similar Taxes, and, as to those employed by Nobel or Nobel Iberica, no temporary employee is classified as a permanent employee due to continued employment by such company.

          (e) To Seller’s Knowledge (other than DSE), no Asset Selling Entity has incurred any material obligation or liability with respect to Business Employees under the WARN Act or any comparable United States state or local law or ordinance which remains unsatisfied.
     Section 4.16. Litigation.
     Except for the filing of the Cases, there is no material Legal Proceeding pending or, to Seller’s Knowledge, threatened in writing against any Asset Selling Entity or any Non-JV Acquired Company that challenges, or questions the validity of, this Agreement, any other Operative Document or any action taken or to be taken by any of the Sellers in connection herewith or therewith, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby. Except for the filing of the Cases, Schedule 4.16 sets forth a true, complete and correct list, as of the date thereof, of all material pending or, to Seller’s Knowledge, threatened Legal Proceedings primarily related to the FPG Business in which any Non-JV Acquired Company or Asset Selling Entity is or would be a party.
     Section 4.17. Compliance with Laws.
     Except with respect to Environmental Law matters which are addressed in Section 4.18, Laws relating to employee benefits matters, which are addressed in Section 4.14, and Laws relating to labor and employment matters, which are addressed in Section 4.15, each Asset Selling Entity, with respect to the Relevant ASE Business conducted by it, and each Non-JV Acquired Company’s part of the FPG Business, is in compliance with all applicable Laws and all decrees (including but not limited to the EU Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data, by certifying to the Safe Harbor Principles of the US Department of Commerce), orders, judgments and Permits of or from Governmental Bodies, except for minor instances of noncompliance or possible noncompliance that would not reasonably be expected to be material, it being further acknowledged that any violation of Law that would reasonably be expected to force any of the manufacturing facilities listed on Schedule 16.70 (other than JV Acquired Entity facilities) to substantially cease operations by order of a Governmental Body and where such ordered cessation of operations is reasonably expected to last for 30 or more consecutive days, such cessation of operations will be deemed to be a Material Adverse Effect.
     Section 4.18. Environmental Matters.
          (a) Dana represents and warrants that it has provided Orhan copies of all:
     (i) written notices of a currently pending charge, action, hearing, investigation, claim, demand or notice having been filed or commenced against any Asset Selling Entity or the Non-JV Acquired Companies alleging any failure of the FPG Business to comply with any Environmental Law concerning (A) the release or threatened release of hazardous material (B) pollution or (C) protection of the Environment;

     (ii) all Permits held by any Asset Selling Entity and the Non-JV Acquired Companies in connection with the FPG Business and related to any Environmental Law; and
     (iii) all material environmental reports with respect to the Owned Real Property and the Leased Real Property and the FPG Business set forth on Schedule 4.18(a).
          (b) With respect to the Owned Real Property and any real property owned by Sellers and leased to Purchasers following the Closing except as set forth in Schedule 4.18(b):
     (i) to Seller’s Knowledge, the FPG Business and the Owned Real Property and any real property owned by Sellers and leased to Purchasers following the Closing are not in material violation of any Environmental Law.
     (ii) (A) no Asset Selling Entity has transported or disposed, or to Seller’s Knowledge allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any applicable state law, has been placed on the National Priorities List or its state, national or international equivalent, (B) each Asset Selling Entity has all material environmental permits necessary for the continued operation by it of the Relevant ASE Business, (C) no Asset Selling Entity has submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA or received a request for information under Section 104(e) of CERCLA, and (D) no Asset Selling Entity has undertaken or has been ordered, directed or enjoined to undertake any response or remedial actions or clean-up actions of any kind by any Governmental Body at any Owned Real Property or any real property owned by Sellers and leased to Purchasers following the Closing.
     Section 4.19. Ownership of Necessary Assets and Rights.
     The Purchased Assets and the assets owned, leased or used, as the case may be, by the Non-JV Acquired Companies on the Closing Date, together with (i) those assets and services to be provided pursuant to the Transition Agreement, (ii) the Intellectual Property covered by Section 7.7 and the IP Licenses, and (iii) those assets and services listed on Schedule 4.19 provided in a similar manner as those provided to the FPG Business by Dana or its Affiliates prior to the Closing, are in all material respects sufficient for the conduct of the FPG Business immediately following the Closing in substantially the same manner as currently conducted.
     Section 4.20. Brokers.
     Except for Miller Buckfire & Co., LLC, (a) no Person has acted directly or indirectly as a broker, finder or financial advisor for Sellers in connection with the negotiations relating to the transactions contemplated hereby and (b) no Person is entitled to any fee or commission or like payment in respect thereof from Purchasers based in any way on any agreement, arrangement or understanding made by or on behalf of Sellers, and, further, Sellers are solely responsible for the fees and expenses of Miller Buckfire & Co., LLC, payable in connection with the transactions contemplated hereby.
     Section 4.21. Disclaimers of Sellers.
     EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER OPERATIVE DOCUMENT, (A) SELLERS EXCLUDE AND DISCLAIM ALL WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE FPG BUSINESS OR THE PURCHASED ASSETS, (B) SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONFIDENTIAL INFORMATION MEMORANDUM, FINANCIAL SUPPLEMENT, PRESENTATIONS, REPORTS, OR ANY FINANCIAL FORECASTS OR PROJECTIONS OR OTHER INFORMATION FURNISHED BY SELLERS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, (C) SELLERS UNDERTAKE NO LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT HERETO (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHERWISE) AND IN NO EVENT SHALL SELLERS BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE, (D) SELLERS SHALL NOT BE LIABLE FOR, AND PURCHASERS ASSUME LIABILITY FOR, ALL PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH PURCHASERS’ INVESTIGATION AND EXAMINATION OF THE PURCHASED ASSETS, AND THE ACQUIRED COMPANIES, THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE PURCHASED ASSETS OR THE ASSETS OF THE ACQUIRED COMPANIES AFTER THE CLOSING DATE, WHETHER SUCH PURCHASED ASSETS OR THE ASSETS OF THE ACQUIRED COMPANIES ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS, AND (E) PURCHASERS ACKNOWLEDGE THAT THE PURCHASED ASSETS AND THE ACQUIRED COMPANIES ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND PURCHASER IS PURCHASING AND ACQUIRING SUCH PURCHASED ASSETS AND THE ACQUIRED COMPANIES ON THAT BASIS PURSUANT TO PURCHASERS’ OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH PURCHASED ASSETS AND THE ACQUIRED COMPANIES TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.
     Section 4.22. Information Systems.
     All information technology hardware and software owned by a Non-JV Acquired Company will remain owned by the Non-JV Acquired Company immediately following the Closing, and all licenses to information technology hardware and software licensed to a Non-JV Acquired Company will survive the Closing and remain in full force and effect (in accordance with and subject to their terms) immediately following the Closing. All information technology hardware and software owned by an Asset Selling Entity and all licenses to information technology hardware and software licensed to an Asset Selling Entity, to the extent used primarily in connection with the Relevant ASE Business, are included within the Purchased Assets, and all such licenses will survive the Closing and remain in full force and effect (in accordance with and subject to their terms) immediately following the Closing. To the extent such assets are used under license, the applicable Seller will cooperate with and assist the applicable Purchaser to obtain any necessary consents to the assignment and assumption of such license, or alternatively, to obtain a new or replacement license, provided that any associated license or transfer fees will be the obligation of the applicable Purchaser. Any information technology services currently supplied by Sellers to the FPG Business but not described above, will be the subject of and supplied under the terms of the Transition Agreement (i) in the case of services provided directly by Dana or its Affiliates, at the cost to Dana (or such Affiliate) of providing such services, and (ii) in the case of services provided by third parties, at the cost charged by such third party (or an allocable share of such cost, as appropriate), without increase by Dana, plus an allocable share of the costs to Dana (or its Affiliates) of administering such third-party provider and the provision of such services. The parties will work together prior to Closing to identify the specifics and scope of such information technology services to be provided under the terms of the Transition Agreement. Subject to the foregoing, immediately following the Closing, the applicable Purchaser will have ownership of and license rights to use all information technology hardware and software which is owned, held or used by the Non-JV Acquired Entities or used by any Asset Selling Entity primarily in connection with the Relevant ASE Business conducted in Europe.
     Section 4.23. Insurance Coverage.
     Schedule 4.23 sets forth a true and complete list of insurance policies maintained by the Non-JV Acquired Companies relating to the assets, business, operations, employees, officers or directors of the Non-JV Acquired Companies. To Seller’s Knowledge, none of the Non-JV Acquired Companies has omitted or committed any act which would render null or inoperative such insurance policies or which might bring about their cancellation.
     Section 4.24. Conveyance; Free and Clear.
     The Purchased Shares will be conveyed to the applicable Purchaser hereunder free and clear of all Liens and other interests of all kinds, other than the Permitted Exceptions described in clause (a) of the definition thereof and set forth on Schedule 16.130. Except as otherwise contemplated by this Agreement, the Purchased Assets which are being sold by Debtor Asset Selling Entities will be conveyed to the applicable Purchaser hereunder free and clear of all Liens and other interests of all kinds, other than the Permitted Exceptions. To Seller’s Knowledge, neither Nobel nor Nobel Iberica is a real estate company for tax purposes.
     Section 4.25. No Material Misstatements.
     To Seller’s Knowledge, this Agreement does not, and, when executed and delivered at the Closing, the other Operative Documents to which such Seller is a party and the documents or instruments listed in Schedule 3.2 relating to such Seller will not, contain any material misstatement of fact, or omit to state any material fact necessary to make statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.26. No Other Representations or Warranties.
     Except for the representations and warranties contained in this Article IV, no Seller, any Affiliate of such Seller or any other Person makes any representations or warranties, and each Seller hereby disclaims any other representations or warranties, whether made by such Seller or any Affiliate of such Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any other Operative Document, the transactions contemplated hereby or thereby or the FPG Business.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     As an inducement to Dana and the other Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Orhan hereby represents and warrants to Dana on the date hereof, and, jointly and severally with the Purchasing Affiliates, hereby represents and warrants to Dana and the other Sellers on the Closing Date, and each Purchasing Affiliate, severally and not jointly, hereby represents and warrants (with respect only to itself) to Dana and the other Sellers on the Closing Date, that:
     Section 5.1. Organization and Qualification.
          (a) Orhan is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate or other power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted.
          (b) At the Closing Date, each Purchaser will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and will have the requisite corporate or other power and authority to own or lease and operate its properties.
     Section 5.2. Corporate Authorization.
          (a) Orhan has full corporate power and authority to enter into, execute and deliver (or cause to be entered into, executed and delivered) this Agreement and each Operative Document to which it is a party and the documents or instrument listed in Schedule 3.3, and to perform or cause to be performed its obligations hereunder and thereunder. The execution, delivery and performance by Orhan of this Agreement and each Operative Document and other document or instrument listed in Schedule 3.3 to which it is a party has been or as of the Closing Date will be duly authorized by all requisite corporate action on the part of Orhan.
          (b) At the Closing Date, each Purchaser will have full corporate power and authority to enter into, execute and deliver (or cause to be entered into, executed and delivered) this Agreement and each other Operative Document to which it is a party and the other documents or instruments listed in Schedule 3.3, and to perform or cause to be performed its obligations hereunder and thereunder. The execution, delivery and performance by each Purchaser of this Agreement and each Operative Document to which it is a party and other document or instrument listed in Schedule 3.3 to which it is a party as of the Closing Date will be duly authorized by all requisite corporate action on the part of such Purchaser.
     Section 5.3. Consents and Approvals.
     Upon entry of the Approval Order and subject to it becoming a Final Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Purchaser in connection with the execution and delivery of this Agreement or any other Operative Document to which it is a party, the consummation of the transactions contemplated hereby and thereby or the compliance by such Purchaser with any of the provisions hereof or thereof, except for compliance with any applicable requirements of the HSR Act and/or the EC Regulation and other applicable merger control or similar Laws and the receipt of appropriate Permits by Orhan or the applicable Purchaser to conduct the applicable part of the FPG Business and operate the relevant portion of the Purchased Assets.
     Section 5.4. Non-Contravention.
     None of the execution and delivery by each of the Purchasers of this Agreement and the other applicable Operative Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby or the compliance by the Purchasers with any of the provisions hereof or thereof will (a) result in the breach of, any provision of the certificate or articles of incorporation, bylaws or similar organizational documents of any of such Purchaser or (b) violate, result in the breach of, or constitute a material default under any Law or Order by which such Purchaser or any of its respective properties or assets is bound or subject.
     Section 5.5. Binding Effect.
     As of the date hereof, this Agreement, and the Deposit Agreement constitute and, when executed and delivered on the Closing Date, each of the other Operative Documents to which any of the Purchasers is a party executed on the Closing Date will constitute, a valid and legally binding obligation of Orhan and the applicable Purchaser parties thereto, as applicable, enforceable against Orhan and such applicable Purchasers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     Section 5.6. Litigation.
     There is no Legal Proceeding pending or, to Orhan’s Knowledge, threatened in writing, against Orhan that challenges, or questions the validity of, this Agreement, the other Operative Documents to which Orhan or any other Purchaser is or is to be a party or any action taken or to be taken by Orhan or any other Purchaser in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

     Section 5.7. Financing.
     Orhan has, and has no Knowledge of any circumstance or condition that would reasonably be expected to prevent the availability at the Closing of, sufficient funds to consummate the transactions contemplated by this Agreement (including payment by Orhan of the Initial Cash Consideration). Orhan has incurred no commitment, restriction or Liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its available resources and capabilities (financial or otherwise), or those of any of its Affiliates, to perform its or their obligations hereunder and under the Operative Documents to which it or any of them is a party. Schedule 5.7 sets forth evidence of the availability of funds or financing commitments to be used in connection with the transaction contemplated hereby.
     Section 5.8. Brokers.
     No Person has acted directly or indirectly as a broker, finder or financial advisor for Orhan or any of its Affiliates in connection with the negotiations relating to or the transactions contemplated hereby and no Person is entitled to any fee or commission or like payment in respect thereof from Sellers or any of their Subsidiaries or Affiliates based in any way on agreements, arrangements or understandings made by or on behalf of Orhan or any of its Affiliates.
     Section 5.9. No Inducement or Reliance; Independent Assessment.
          (a) With respect to the Purchased Shares, the Purchased Assets, the FPG Business or any other rights or obligations to be transferred hereunder or under the Operative Documents or pursuant hereto or thereto, no Purchaser has been induced by or has relied upon any representations, warranties or statements, whether express or implied, made by any Seller, any Affiliate of any Seller, or any agent, employee, attorney or other representative of any Seller representing or purporting to represent any Seller that are not expressly set forth herein or in the other Operative Documents, whether or not any such representations, warranties or statements were made in writing or orally, and no Seller, no Affiliate of Seller, nor any agent, employee, attorney, other representative of any Seller or other Person shall have or be subject to any liability to any Purchaser or any other Person resulting from the distribution to any Purchaser, or any Purchaser’s use of, any such information, including the Confidential Information Memorandum prepared by Miller Buckfire & Co., LLC relating to the FPG Business and any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.
          (b) No Seller, no Affiliate of Seller, nor any agent, employee, attorney, other representative of any Seller shall have or be subject to any liability to Orhan or any Purchaser resulting from the distribution to or any Purchaser, or any Purchaser’s use, of the Confidential Information Memorandum prepared by Miller Buckfire & Co., LLC.
          (c) Each Purchaser acknowledges that it has made its own assessment of the present condition and the future prospects of the FPG Business and is sufficiently experienced to make an informed judgment with respect thereto. Each Purchaser acknowledges that, except as explicitly set forth herein, no Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the FPG Business or its profitability for Orhan or applicable Purchasers, or with respect to any forecasts, projections or business plans prepared by or on behalf of Sellers and delivered to any Purchaser in connection with its review of the FPG Business and the negotiation and the execution of this Agreement and the other Operative Documents.
          (d) The Purchasers are purchasing the Purchased Shares or the Purchased Assets, as the case may be, for investment and not with a view to any resale or distribution thereof, but subject, nevertheless, to any requirement of Law that the disposition of its property remain within its control at all times, and neither it nor anyone authorized by it to act on its behalf has directly or indirectly offered any interest in such Purchased Shares or Purchased Assets, as the case may be, or any similar security for sale to, or solicited any offer to acquire any of the same from, any Person.
ARTICLE VI
COVENANTS OF SELLERS
     From and after the date hereof and until the Closing (except with respect to Section 6.9, which shall survive the Closing in accordance with its terms), Dana hereby covenants and agrees, and, effective as of the Closing (with respect to Section 6.9), each Seller, severally and not jointly, hereby covenants and agrees (with respect only to itself and to its Relevant ASE Business, Purchased Assets, Non-JV Acquired Company or Purchased Shares, as the case may be), that:
     Section 6.1. Access, Further Actions.
          (a) Dana shall, and shall cause (A) its Subsidiaries to, afford to representatives of the Purchasers reasonable access to senior management of the FPG Business to answer such Purchaser’s questions concerning the business operations and affairs of the FPG Business, corporate records, books of accounts, Contracts, financial statements and all other documents (excluding confidential portions of personnel and medical records) related to the FPG Business reasonably requested by Purchasers and shall permit Purchasers and their representatives reasonable access to the Owned Real Property and the Leased Real Property (but excluding the Excluded Assets and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation); provided, however, that in each case, such access shall be given at reasonable times and upon reasonable prior notice and without undue interruption to any Seller’s business or personnel as approved by Dana. All requests for access shall be made to such representatives of such Seller as Dana shall designate, who shall be solely responsible for coordinating all such requests and access thereunder.
          (b) Before the Closing, Dana shall, and shall cause any applicable Selling Affiliate to, execute and deliver such instruments and take such other actions as may reasonably be required to (i) carry out the intent of this Agreement and the other Operative Documents and (ii) consummate the transactions contemplated hereby and thereby.

     Section 6.2. Conduct of FPG Business.
     Unless (1) ordered by the Bankruptcy Court, (2) required by this Section 6.2, to make any payment of any amount owed to creditors on the Petition Date, (3) such action would violate the Bankruptcy Code, (4) otherwise consented to by Orhan, which consent shall not be unreasonably withheld, conditioned or delayed, or (5) such action is otherwise expressly provided for or contemplated by or in this Agreement, until the Closing Date, Dana shall cause each Seller to use commercially reasonable efforts to, and to cause each Non-JV Acquired Company to:
          (a) (i) operate the FPG Business, including managing levels of inventories, supplies, accounts receivable and accounts payable, in the ordinary course in all material respects consistent with past practice, (ii) to honor binding commitments for capital expenditures as to capital projects currently authorized, in the ordinary course in all material respects consistent with past practice, and (ii) preserve its present material business operations, organization and goodwill;
          (b) not incur any Indebtedness in connection with the FPG Business, other than (i) Indebtedness incurred in the ordinary course of business, (ii) Indebtedness in an amount not in excess of $100,000 in the aggregate (excluding Indebtedness permitted by Section 6.2(b)(i)), and (iii) intercompany indebtedness between Affiliates;
          (c) not acquire or dispose of any material property or assets used in the FPG Business or create or permit to exist any Lien (other than Permitted Exceptions or Liens securing obligations under Seller Financing) on any such property or assets except in the ordinary course of business or with respect to property or assets not in excess of U.S.$100,000 in the aggregate;
          (d) not make, or enter into commitments for, capital expenditures connection with the FPG Business in excess of U.S.$50,000 individually or U.S.$100,000 in the aggregate;
          (e) not enter into any Contracts in connection with the FPG Business, except for Contracts made in the ordinary course of business;
          (f) not amend or terminate any Material Business Contract, except for amendments or terminations made in the ordinary course of business;
          (g) not engage in any transactions with, or enter into any Material Business Contracts with, any Affiliate of any Seller in connection with the FPG Business, except for any such transactions or Material Business Contracts in the ordinary course of business on terms no less favorable than would be obtained in an arms’ length third party transaction, and that are terminable on the Closing Date without penalty or for any such transactions;
          (h) not enter into, adopt, amend or terminate any Contract relating to the compensation or severance entitlement of any employee employed in the FPG Business, except (i) in the ordinary course of business, (ii) to the extent required by Law or any existing Contracts, or (iii) as to Retention Agreements (except Assumed Retention Agreements);
          (i) not accelerate the rate of collection of accounts receivable in connection with the FPG Business other than in the ordinary course of business;

          (j) not amend the organizational documents of any Acquired Company; and
          (k) not take any action or actions prohibited by any of the foregoing clauses (a) through (j).
     Section 6.3. Bankruptcy Actions.
          (a) Within five (5) Business Days after the execution of this Agreement, Dana shall file with the Bankruptcy Court a motion in substantially the form of Exhibit F hereto (the “Sale Motion”) seeking, among other things, entry of (i) an order approving (A) the bidding protections including the Breakup Fee described and/or set forth in Article XIV of this Agreement or otherwise set forth in the Sale Motion, and (B) certain bidding procedures for alternative offers for the Purchased Shares and Purchased Assets, which proposed order shall be substantially in the form of Exhibit G hereto (collectively, the “Bidding Procedures Order”), and (ii) an order approving this Agreement and the transactions contemplated hereby (including the sale of the Purchased Assets to Purchasers free and clear of all Liens except Permitted Exceptions) should the purchase offer made by this Agreement constitute the highest and best offer for the Purchased Shares and Purchased Assets pursuant to the Bidding Procedures Order, which order shall be substantially in the form of Exhibit H hereto (the “Approval Order”).
          (b) Dana shall use commercially reasonable efforts to have the Bankruptcy Court (i) schedule a hearing on the Sale Motion, (ii) enter the Bidding Procedures Order as soon as practicable following the date hereof, but in any case no later than 30 days after the date hereof, and (iii) enter the Approval Order as and when contemplated by the Bidding Procedures Order, but in any case no later than 75 days after entry of the Bidding Procedures Order. Dana shall use commercially reasonable efforts to cause the Bidding Procedures Order and the Approval Order to become Final Orders as soon as possible after their entry. Furthermore, Dana shall seek any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated in this Agreement.
          (c) Dana shall promptly provide Orhan with drafts of all documents, motions, orders, filings, or pleadings that Dana or any Affiliate propose to file with the Bankruptcy Court or any other court or tribunal which relate in any manner, directly or indirectly, to (i) this Agreement or the transactions contemplated hereby; (ii) the Sale Motion; or (iii) entry of the Bidding Procedures Order or the Approval Order, and, if practicable, will provide Orhan with a reasonable opportunity to review and comment upon such documents in advance of their service and filing. To the extent practicable, Dana shall consult and cooperate with Orhan, and consider in good faith the views of Orhan, with respect to all such filings.
          (d) Dana shall comply with all notice requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any Order of the Bankruptcy Court in connection with the service of the Sale Motion and providing notice of the entry of the Bidding Procedures Order and the hearing on and notice of entry of the Approval Order.
     Section 6.4. Regulatory Approvals.
          (a) Dana shall, as promptly as practicable, use commercially reasonable efforts to assist and cooperate with Orhan in the making of all antitrust filings. Dana shall, as promptly as practicable, use commercially reasonable efforts to make all other registrations and filings with, and obtain all necessary actions or non-actions, waivers, consents and approvals from, all applicable Governmental Bodies in connection with the transactions contemplated by this Agreement.
          (b) Dana shall keep Orhan apprised of the status of all material matters referred to in Section 6.4(a), including promptly furnishing Orhan with copies of notices or other communications received by Dana or by any of its Subsidiaries from any Governmental Body with respect to the transactions contemplated hereby. Dana shall promptly furnish Orhan with such necessary information and reasonable assistance as Orhan may request from time to time and shall promptly provide Orhan’s counsel with copies of all filings made by Dana or any of its Subsidiaries, and all correspondence between Dana or any of its Subsidiaries (and Dana’s advisors) with any Governmental Body and any other information supplied by Dana and its Subsidiaries to a Governmental Body in connection therewith and the transactions contemplated hereby; provided, however, that Dana may, as it deems advisable and necessary, designate any competitively sensitive material provided to Orhan as “outside counsel only,” and such materials may be redacted (i) to remove references concerning the valuation of the FPG Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel to Orhan and will not be disclosed by such outside counsel to employees, officers or directors of Orhan unless express permission is obtained in advance from Dana or its legal counsel. Dana shall, subject to applicable Law, permit counsel for Orhan reasonable opportunity to review in advance, and consider in good faith the views of Orhan in connection with, any proposed written communication to any Governmental Body in connection with the matters referred to in this Section 6.4. To the extent practicable, Dana agrees to consult with Orhan prior to participating or permitting its Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the regulatory approvals and, to the extent not prohibited by such Governmental Body, and deemed advisable by the parties, agrees to give Orhan the opportunity to participate.
     Section 6.5. Assignment of Contracts.
     Dana shall use commercially reasonable efforts to include in the Approval Order an authorization for the applicable Debtor Asset Selling Entity to assume (within the meaning of the Bankruptcy Code) the relevant Debtor Contracts and assign to the applicable Purchaser such Debtor Contracts. Upon entry of the Approval Order and as of the Closing Date, the applicable Purchaser shall be exclusively responsible for any and all obligations of such Debtor Asset Selling Entity under such Debtor Contracts, including, without limitation, the cure of all monetary defaults with respect to such Debtor Contracts in accordance with Section 7.2 below.
     Section 6.6. Updating of Information.
     The parties agree that, if Orhan, or any Seller, obtain Knowledge prior to Closing of any facts or circumstances that result in, or, if in existence on the Closing Date, would result in, a material breach of any representation or warranty contained in Article IV, and such breach causes, or would reasonably be expected to cause, a Material Adverse Effect, (a) such party will notify the other parties in writing reasonably promptly after learning of such facts or circumstances (but in any event before the Closing Date), and (b) Dana shall have 10 Business Days within which to cure such breach or potential breach or to notify Orhan that Dana does not intend to cure such breach or potential breach. If Dana notifies Orhan that it does not intend to cure such breach or potential breach or Dana has been unable to effect a cure within such 10 Business Day period and is ceasing to pursue a cure, the provisions of Section 14.1 will apply. If Orhan elects not exercise its termination rights under Section 14.1, this Agreement, and the schedules hereto shall be deemed amended as necessary to reflect the facts underlying such breach or potential breach and Orhan shall be deemed to have waived its rights hereunder or otherwise with respect to such breach or potential breach, except as to Known Claims as provided in Article XII.
     Section 6.7. Intercompany Accounts.
     On or prior to the Closing Date, but subject to the entry of the Approval Order, all intercompany receivables, payables, loans, notes and investments then existing between or among any Seller and/or any of its Subsidiaries that is not an Acquired Company, on the one hand, and any Non-JV Acquired Company, on the other hand (except and excluding the Transferred Intercompany Receivables), shall be paid, settled or otherwise extinguished and fully satisfied.
     Section 6.8. Nobel Iberica and Nobel Receivables.
          (a) On or prior to the Closing Date, TPF shall cause Nobel Iberica to dividend to Nobel, under the process described in Schedule 6.8, the intercompany receivables referred to in Schedule 6.8.
          (b) On or prior to the Closing Date, TPF shall cause Nobel to assign to TPF, under the process described in Schedule 6.8, the intercompany receivables referred to in Schedule 6.8.
          (c) The parties acknowledge and agree that the indebtedness from Orda Automotive, A.S. in the amount of approximately €1.2 million will be modified or restated to reduce the outstanding principal amount to €600,000 and extend the payment term by twelve months, and that the parties will prior to the Closing or, in accordance with Section 11.1, after the Closing, take any necessary steps to ensure that all right, title and interest in and to such note is vested in TPF or its designee.
     Section 6.9. NMD Joint Venture Interest.
     The disposition of Dana’s joint venture interest in NMD will be determined and effected in accordance with Schedule 6.9.
     Section 6.10. China FPG Initiative.
     Dana and Orhan will cooperate and work together to identify a site, to lease suitable space and facilities, and to form the China Subsidiary to position the start up of the FPG Business in China.

ARTICLE VII
COVENANTS OF PURCHASERS
     From and after the date hereof and until the Closing Date (except with respect to Section 7.7, which shall survive the Closing in accordance with its terms), Orhan hereby covenants and agrees, and, effective as of the Closing (with respect to Section 7.7), Orhan, jointly and severally with the Purchasing Affiliates, and each Purchasing Affiliate, severally and not jointly (with respect only to itself), hereby covenants and agrees, that:
     Section 7.1. Contact with Customers, Suppliers and Employees.
     Without the prior consent of Bill Riley or such other authorized representative designation in writing by Dana, Orhan shall not, either directly or through Affiliates or representatives, contact any suppliers to, or customers of, the Non-JV Acquired Companies or the FPG Business or any Business Employees or employees of any Non-JV Acquired Companies in connection with or pertaining to the disposition of the FPG Business or the terms or any subject matter of this Agreement or any other Operative Document.
     Section 7.2. Cure of Defaults.
     Subject to entry of the Approval Order and such Approval Order becoming a Final Order, including the authorization referred to in Section 6.4, at the Closing, Orhan shall, or shall cause the applicable Purchaser to, at its expense cure any and all monetary defaults with respect to the Contracts referred to in Section 6.5 that will be transferred to Orhan or the applicable Purchaser at Closing as and in the amounts required by the Bankruptcy Court to assume and assign such Contracts under Section 365 of the Bankruptcy Code (the “Cure Costs”), such Cure Costs not to exceed $30,000.
     Section 7.3. Bankruptcy Actions.
     Orhan shall use commercially reasonable efforts to assist Seller in obtaining entry of the Bankruptcy Court Orders, including providing testimony, if any, as required at any hearing before the Bankruptcy Court.
     Section 7.4. Consents, Conditions, Antitrust and Competition.
          (a) Orhan shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, to consummate and make effective the transactions contemplated hereby and by the other Operative Documents as promptly as practicable, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; (ii) making all registrations and filings with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies (including but not limited to those in connection with the EC Regulation) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; and (iii) together with Sellers, defending any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Body vacated or reversed. In furtherance of, and without in any way limiting, the foregoing, Orhan shall use commercially reasonable efforts to avoid the issuance of a Request for Additional Information and Documentary Material (“Second Request”) under 15 U.S.C. § 18a(e)(2) or civil investigative demand or comparable request in the United States or the issuance of a decision under Article 6(1)(c) of the EC Regulation initiating a “Second Phase” investigation (“Second Phase”) or the extension by any other Governmental Body of its clearance procedure beyond the initial waiting period or any steps by an Governmental Body prohibiting or delaying the parties’ ability to consummate and make effective the transactions contemplated hereby and by the other Operative Documents. Without limiting the foregoing, if the staff of a competition authority indicates the intention to issue a Second Request in the U.S. or to initiate a Second Phase investigation in the EU or to extend the initial waiting period in any other jurisdiction, then Orhan may in its sole discretion offer undertakings acceptable to the relevant competition authority, provided that such undertakings do not result in a change to the terms of this Agreement, including the purchase price and the identification of assets and businesses to be transferred to the Purchasers, including proposing, negotiating, committing to and effecting, by consent decree, undertaking, hold separate order or otherwise, the sale, divestiture or disposition of, or the imposition of any limitation upon, such assets or businesses of Orhan (including its Subsidiaries) or the FPG Business (so long as conditioned upon, and not occurring prior to, the Closing and so long as none of the foregoing has any effect on the terms of the transactions contemplated hereby and by the other Operative Documents), along with any ancillary agreements (all such undertakings, the “Remediations”). In the case of the European Commission, Orhan shall make the offer no later than the end of the 20 working-day period provided by Law for the acceptance of undertakings after submission of a final notification on Form CO.
          (b) In the event that a Second Request or civil investigative demand is issued, a Second Phase investigation is initiated or clearance from any Governmental Body having jurisdiction over the transaction is not obtained during the initial waiting period, Orhan may offer all Remediations and take any and all other steps necessary to obtain all necessary consents, approvals or waivers (so long as conditioned upon, and not occurring prior to, the Closing and so long as none of the foregoing has any effect on the terms of the transactions contemplated hereby and by the other Operative Documents) until the conclusion of any such antitrust investigation.
          (c) Orhan shall keep Sellers apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing Sellers with copies of notices or other communications received by Orhan or other Purchasers or by any of their Subsidiaries from any Governmental Body with respect to the transactions contemplated hereby. Orhan shall promptly furnish to Sellers such necessary information and reasonable assistance as Sellers may request from time to time and shall promptly provide counsel for Sellers with copies of all filings made by Orhan or any of its Subsidiaries, and all correspondence between Orhan and any of its Subsidiaries (and Orhan’s advisors) with any Governmental Body and any other information supplied by Orhan and its Subsidiaries to a Governmental Body in connection therewith and the transactions contemplated hereby, provided, however, that Orhan may, as it deems advisable and necessary, designate any competitively sensitive material provided to Sellers as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the FPG Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Sellers and will not be disclosed by such outside counsel to employees, officers or directors of Sellers unless express permission is obtained in advance from Orhan or its legal counsel. Orhan shall, subject to applicable Law, permit counsel for Sellers reasonable opportunity to review in advance, and consider in good faith the views of Sellers in connection with, any proposed written communication to any Governmental Body in connection with the matters referred to in this Section 7.4. To the extent practicable, Orhan agrees to consult with Sellers prior to participating, or permitting its Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and the transactions contemplated hereby and, to the extent not prohibited by such Governmental Body, to give Sellers the opportunity to attend and participate.
     Section 7.5. Further Actions.
          (a) Before the Closing, Orhan shall, and shall cause any applicable Purchasers to, execute and deliver such instruments and take such other actions as may reasonably be required to (i) carry out the intent of this Agreement and the other Operative Documents and (ii) consummate the transactions contemplated hereby and thereby. From the execution hereof until the Closing, Orhan undertakes to promptly notify Sellers in writing of any known breach of any representation, warranty or covenant of any Seller or any circumstance or condition that could reasonably be expected to constitute such a breach.
          (b) Orhan shall give any notices required by Law and shall take whatever other actions with respect to employee benefit plans of Orhan as may be necessary to effectuate the arrangements set forth in Section 10.1 through 10.4.
          (c) Except as may otherwise be provided in Section 10.1 through 10.4, Orhan shall use commercially reasonable efforts to comply with any and all successorship requirements or obligations contained in any collective bargaining agreement set forth on Schedule 4.15(a).
     Section 7.6. Guarantees; Letters of Credit.
     Orhan shall, or shall cause the applicable Purchaser to, be substituted in all respects for a Stock Selling Entity, effective as of the Closing Date, in respect of all obligations of such Seller under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds set forth in Schedule 7.6 (the “Guarantees”) obtained by such Seller for the benefit of an Acquired Company (and such Seller shall be released from any such obligations). As a result of the substitutions contemplated by this Section 7.6, the Stock Selling Entities shall have no, and shall be released from any, obligation arising from or in connection with the Guarantees from and after the Closing Date.
     Section 7.7. Use of Seller’s Name.
     Orhan agrees that:
          (a) within 90 days after the Closing Date, Orhan shall remove, or cause to be removed, “Dana”, the “Dana diamond” logo and any other similar mark (the “Seller Name”) and any other Trademark, trade dress, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property from all domain names, web sites, buildings, signs and vehicles of the FPG Business;
          (b) within 90 days after the Closing Date, Orhan shall, and shall cause the applicable Purchasers to, remove and cease using the Excluded Intellectual Property and the Seller Name and any other Trademark, trade dress, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property in all invoices, letterhead, packaging, advertising and promotional materials, office forms, business cards and other written and electronic materials;
          (c) within 90 days after the Closing Date (i) Orhan shall, and shall cause the applicable Purchasers to, remove and cease using the “confetti design packaging” from the inventory of packaging materials and marketing materials of the FPG Business that is in existence as of the Closing Date (“Existing Inventory”) and (ii) Orhan shall, and shall cause the applicable Purchasers to, remove and cease using the Seller Name and any other Trademark, trade dress, design or logo previously or currently used by any Seller or any of its Affiliates that is not part of the Acquired Intellectual Property from those assets of the FPG Business that are not Existing Inventory, including those assets (such as, but not limited to, tools, molds and machines) used in association with the manufacture of the products of the FPG Business or otherwise reasonably used in the conduct of the FPG Business after the Closing Date (such assets, “Other Marked Assets”);
          (d) In no event shall Orhan or any of its Affiliates advertise or hold itself out as any Seller or an Affiliate of any Seller at any time before, on or after the Closing Date; and
          (e) As soon as reasonably practicable after the Closing Date, but in no event later than 60 days following the Closing Date, Orhan shall, and shall cause the applicable Purchasers to, change the names of the Acquired Companies and shall change all filings, licenses, and other items, to delete references to “Dana”, if any, and the Excluded Intellectual Property.
ARTICLE VIII
CONDITIONS PRECEDENT TO PURCHASERS’ OBLIGATIONS
     The obligation of Orhan and each other Purchaser to consummate the transactions contemplated hereby and in the other Operative Documents to which it is a party is subject to the satisfaction (or, if permitted, waiver by Orhan in its sole discretion), on or before the Closing Date, of each of the following conditions:
     Section 8.1. Accuracy of Representations and Warranties.
     Each of the representations and warranties of Sellers contained herein shall be true and correct in all respects at and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date); provided, however, that, notwithstanding the breach of any such representation or warranty, the condition set forth in this

Section 8.1 shall be deemed satisfied unless such breach has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
     Section 8.2. Performance of Covenants.
     Sellers shall have performed and complied, in all material respects, with the covenants and provisions hereof required to be performed or complied with by them between the date hereof and the Closing Date.
     Section 8.3. Antitrust and Competition Laws.
     Any applicable waiting periods under the HSR Act, the EC Regulation or any similar regulation of any other Governmental Body relating to the transactions contemplated by this Agreement shall have expired or been terminated. Each such Governmental Body approval identified in Schedule 8.3 (other than Governmental Body approval in Brazil) shall have been obtained.
     Section 8.4. No Injunctions.
     No preliminary or permanent injunction or other order of any Governmental Body of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in place on the Closing Date.
     Section 8.5. Entry of Orders By Bankruptcy Court; Consents Obtained.
     The Bankruptcy Court shall have entered the Bidding Procedures Order and the Approval Order, and the Bidding Procedures Order and the Approval Order shall have become Final Orders and shall not have been vacated, stayed, or reversed, or modified, amended, or supplemented in any material manner; provided, however, that it shall not be a condition to Orhan’s obligation to consummate the transactions contemplated by this Agreement that the Bidding Procedures Order and the Approval Order be Final Orders if either the Bidding Procedures Order or the Approval Order is not a Final Order solely as a result of an appeal of the relief granted pursuant to such Order, which appeal (a) does not challenge Purchasers’ good faith purchaser status under Section 363(m) of the Bankruptcy Code, (b) does not assert that the transactions contemplated by this Agreement are avoidable pursuant to, or otherwise violate, Section 363(n) of the Bankruptcy Code, and (c) has not resulted in a stay of such Order.
     Section 8.6. Consents.
     All consents set forth on Schedule 8.6 shall have been obtained.
     Section 8.7. Officer’s Certificate.
     Orhan and the other Purchasers shall have received a certificate from each Seller to the effect set forth in Section 8.1 and 8.2, dated the Closing Date, signed by an authorized officer of such Seller.

     Section 8.8. Material Adverse Effect.
     Since the date of this Agreement no event shall have occurred that would constitute a Material Adverse Effect or reasonably would be expected to result in a Material Adverse Effect.
     Section 8.9. Selling Affiliates.
     Each of the Selling Affiliates shall have entered into and become a party to this Agreement as provided in Section 1.1(a).
     Section 8.10. Other Deliveries.
     Orhan shall have received the documents and instruments required by Section 3.2 and such other documents or instruments as Orhan may reasonably request consistent with Sellers’ obligations under this Agreement and the other Operative Documents.
     Section 8.11. Other Conditions.
     Each of the other conditions described in Schedule 8.11 shall have been satisfied.
ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
     The obligation of Dana and each other Seller to consummate the transactions contemplated hereby and in the other Operative Documents to which it is a party is subject to the satisfaction (or, if permitted, waiver by Dana in its sole discretion), on or before the Closing Date, of each of the following conditions:
     Section 9.1. Accuracy of Representations and Warranties.
     Each of the representations and warranties of Orhan contained herein shall be true and correct in all respects at and as of the Closing Date (except, in each case, to the extent any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct, as of such specific date).
     Section 9.2. Performance of Covenants.
     Purchasers shall have performed and complied, in all material respects, with the covenants and provisions hereof required to be performed or complied with by them between the date hereof and the Closing Date and each Seller Authorization shall have been obtained.
     Section 9.3. Antitrust and Competition Laws.
     Any applicable waiting periods under the HSR Act, the EC Regulation or any similar regulation of any other Governmental Body relating to the transactions contemplated by this Agreement shall have expired or been terminated. Each such Governmental Body approval identified in Schedule 9.3 (other than Governmental Body approval in Brazil) shall have been obtained.
     Section 9.4. No Injunctions.
     No preliminary or permanent injunction or other order of any Governmental Body of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in place on the Closing Date.
     Section 9.5. Entry of Orders By Bankruptcy Court.
     The Bankruptcy Court shall have entered the Bidding Procedures Order and the Approval Order, and the Bidding Procedures Order and the Approval Order shall have become Final Orders and shall not have been vacated, stayed, or reversed, or modified, amended, or supplemented in any material manner; provided, however, that it shall not be a condition to Sellers’ obligation to consummate the transactions contemplated by this Agreement that the Bidding Procedures Order and the Approval Order be Final Orders if either the Bidding Procedures Order or the Approval Order is not a Final Order solely as a result of an appeal of the relief granted pursuant to such Order, which appeal (a) does not challenge Purchasers’ good faith purchaser status under Section 363(m) of the Bankruptcy Code, (b) does not assert that the transactions contemplated by this Agreement are avoidable pursuant to, or otherwise violate, Section 363(n) of the Bankruptcy Code, and (c) has not resulted in a stay of such Order.
     Section 9.6. Officer’s Certificate.
     Dana and the other Sellers shall have received a certificate from Orhan and each other Purchaser, if any, to the effect set forth in Section 9.1 and 9.2, dated the Closing Date, signed by an authorized officer of Orhan.
     Section 9.7. Other Deliveries.
     Each Seller shall have received the documents and instruments required by Section 3.3 and such other documents or instruments as Dana may reasonably request consistent with Orhan’s obligations under this Agreement and the other Operative Documents.
ARTICLE X
EMPLOYEES
     Section 10.1. Transferred Employees.
          (a) Prior to the Closing Date, Orhan shall, or shall cause each applicable Purchaser acquiring the Purchased Assets to, offer employment to each Business Employee in each case, who:
     (i) is actively employed in the FPG Business on such date or is absent from employment due to vacation, holiday, or sickness other than short or long-term disability (the “Current Employees”); or

     (ii) (A) is absent from work due to short or long-term disability, workers compensation or other work-related injury schemes, military leave or other authorized leave of absence or lay off and (B) has the right to return to employment with the FPG Business following such absence or expiration of such leave under applicable Law or any applicable agreement (including any collective bargaining agreement) (the “Leave Employees” and, together with the Current Employees, the “Closing Date Employees”).
     With regard to Business Employees located at Sellers’ Rochester Hills, Michigan, facility and those located at Sellers’ San Luis Potosi, Mexico, facility, only those individuals listed on Schedule 10.1 will be considered Closing Date Employees for purposes hereof. The Purchasers shall not be required under this Section 10.1 to offer employment to more than 83 Closing Date Employees located at Sellers’ Paris, Tennessee, facility.
     In addition, to the extent that any Purchaser is required by applicable Law to employ or offer employment to any Business Employees, Orhan shall cause the applicable Purchaser to employ or offer employment to such Business Employees in the manner described in Schedule 10.4.
     All such offers of employment shall be made in accordance with the provisions of this Section 10.1 and, to the extent applicable, Schedule 10.4. Except as otherwise required by applicable Law or any applicable collective bargaining agreement, a Closing Date Employee, who is offered employment by Purchasers or one of their Affiliates, shall be deemed to have accepted such offer if he or she has presented himself or herself as available for active employment at his or her then applicable place of employment: (A) in the case of a Current Employee not absent from work on the Closing Date, on the first Business Day immediately following the Closing Date, or such subsequent date as Orhan in its sole discretion shall approve, or thereafter so long as such day is within 10 days following the Closing Date and, from such date and thru the tenth day following the Closing Date, such Current Employee continues to be actively at work, (B) in the case of a Current Employee who is absent from work on the Closing Date due to vacation, holiday, or sickness other than short or long-term disability, the first Business Day following the Closing Date that such Current Employee is scheduled to return to active employment, and (C) in case of a Leave Employee, on the first Business Day following the Closing Date that the Leave Employee is able to return to active employment, but in no event later than six months following the Closing Date. Each Closing Date Employee who accepts an offer of employment from such Purchaser (or one of their Affiliates), and each Closing Date Employee whose employment with such Purchaser continues by operation of law, shall be referred to herein as a “Transferred Employee.” Except as otherwise provided in Schedule 10.4, a Closing Date Employee whose employment does not continue by operation of law must accept Purchasers’ offer of employment within ten (10) days of such offer; otherwise said Closing Date Employee will be deemed never to have become a Transferred Employee. The applicable Asset Selling Entity will be responsible for those Current Employees and those Leave Employees who do not accept offers of employment from the applicable Purchaser. Sellers and their Affiliates shall have no responsibility for, and Orhan shall be responsible for and shall indemnify and hold Sellers and their Affiliates harmless from, all claims brought by Closing Date Employees relating to the payment of severance (including the reasonable actual out-of-pocket fees and expenses of counsel) or other liability whatsoever that arise as a result of Purchasers’ failure to make an offer of employment to such Closing Date Employees in accordance with the terms of this Section 10.1 or Purchasers’ failure to employ any such Closing Date Employee who accepts such employment.
          (b) Subject to any additional requirements specified in Schedule 10.4, each offer of employment extended to a Closing Date Employee (who is not represented by a union) by the applicable Purchaser pursuant to this Section 10.1 shall be at a base salary or wage at least equal to the base salary or wage paid to the Closing Date Employee, in the case of a Current Employee, immediately prior to the Closing Date and, in the case of a Leave Employee, immediately prior to the commencement of such Leave Employee’s absence from work, in each case unless a higher wage is otherwise required by law. During the 6-month period immediately following the Closing Date, the applicable Purchaser shall continue to provide each Transferred Employee, for so long as it continues to employ such Transferred Employee during such 6-month period, with an annual salary or hourly wage rate, as applicable, at least equal to the rate contained in such offer of employment to such Transferred Employee.
          (c) For Transferred Employees who are represented by a union or covered by any collective bargaining agreement with an Asset Selling Entity as of the date hereof or as of the Closing Date (“Union Transferred Employees”), Orhan shall, or shall cause the applicable Purchaser to, adopt such collective bargaining agreements and assume the collective bargaining obligations of each such Asset Selling Entity, provided that, with respect to the Archbold, Ohio facility, Orhan and the union shall bargain in good faith appropriate modifications to the terms of such collective bargaining agreement relating to benefit plans as would permit Orhan to establish, in lieu of the Seller employee benefit plans and arrangements specified in the collective bargaining agreements, plans sponsored solely by Orhan or the applicable Purchaser which provide substantially similar benefits to Union Transferred Employees as are provided under the plans specified in the collective bargaining agreement. Seller and Purchaser agree that the appropriate Asset Selling Entities will retain all liabilities under the Pension Plan For Dana Automotive Aftermarket Group Employees with respect to the Union Transferred Employees for benefits accrued prior to the Closing Date, and the Seller and Orhan agree that neither Orhan nor the applicable Purchaser shall provide benefits to the Union Transferred Employees under the Pension Plan For Dana Automotive Aftermarket Group Employees. For Union Transferred Employees and each group of Acquired Company Employees who are covered by a collective bargaining agreement between a union and an Acquired Company as of the date hereof or the Closing Date, Orhan agrees that such collective bargaining agreement shall remain in effect under its present terms until such time as the applicable Purchaser or Acquired Company may have a right to modify or terminate the collective bargaining agreement in accordance with its terms and applicable Law. Subject to any additional requirements specified in Schedule 10.4, each offer of employment to a Closing Date Employee who is represented by a union shall be consistent with the applicable Purchaser’s obligations under this Section 10.1(c).
          (d) Effective on and after the Closing Date, Orhan accepts any and all obligations under the WARN Act, and any comparable state or local law or ordinance including any comparable laws of the Mexico, with respect to all Transferred Employees.
          (e) For the 6-month period immediately following the Closing Date, Orhan shall cause the applicable Purchaser to provide the Transferred Employees whose employment is not governed by the terms of a collective bargaining agreement (“Non-Union Transferred Employees”) and their respective eligible dependents, for so long as such Purchaser continues to employ such Transferred Employee during such 6-month period, with medical, dental, prescription drug and other welfare benefits (the “Purchaser Welfare Plans”) under any Purchaser Welfare Plans that are substantially similar to the benefits and eligibility provided to the Purchasers’ employees prior to Closing in comparable positions in comparable locations and, in the event there are no employees of Purchasers in comparable positions, benefits and eligibility that are substantially similar to the benefits provided to such Non-Union Transferred Employees immediately prior to the Closing Date.
          (f)      (i) The Purchaser Welfare Plans shall (i) treat the Non-Union Transferred Employees and their respective eligible dependents as eligible to participate in the Purchaser Welfare Plans immediately upon the Closing Date to the same extent such Non-Union Transferred Employees and their respective eligible dependents were eligible under the analogous Seller Benefit Plan immediately prior to the Closing Date and (ii) give to the Non-Union Transferred Employees and their respective eligible dependents credit under the Purchaser Welfare Plans for service with Sellers, the Acquired Companies, Sellers and their respective Affiliates prior to the Closing Date to the extent such credit was given under the analogous Seller Employee Benefit Plans immediately prior to the Closing Date. Such credit for service shall be given for purposes of eligibility to participate, eligibility for benefits and satisfaction of any waiting periods under the Purchaser Welfare Plans.
                    (ii) Each Non-Union Transferred Employee who was eligible under one of the Dana Defined Contribution Plans (as defined in Section 10.2(a) below) prior to the Closing Date shall be eligible to participate in the Purchaser Retirement Plans immediately upon the Closing Date. Each Non-Union Transferred Employee shall, except as provided below, be given credit under the Purchaser Defined Contribution Plans for all service prior to the Closing Date to the extent such credit was given under the analogous Dana Defined Contribution Plans immediately prior to the Closing Date. Such credit for service shall be given for purposes of eligibility to participate, vesting, eligibility for early retirement, and for all other purposes for which such service is either taken into account or recognized other than for benefit accrual purposes.
          (g) Orhan agrees that (i) all accrued but unused vacation, personal days, floating holidays, sick pay and other leave or paid time off of the Non-Union Transferred Employees that, in the ordinary course of business, remains unpaid as of the Closing Date, shall be the applicable Purchaser’s responsibility and shall be recognized by the applicable Purchaser under its vacation and other pay policies to the extent not paid by Sellers on or before the Closing Date and (ii) to the extent that any Asset Selling Entity is required by applicable Law or the terms of any Seller Employee Benefit Plan to make any payment to any Non-Union Transferred Employee for any vacation accrued but unused and unpaid as of the Closing Date in connection with the consummation of the transaction, Orhan agrees to cause the applicable Purchaser to promptly reimburse Sellers for the amount of such payment to the extent such Liability was properly reflected on the Closing Statement of Net Assets.
          (h) The applicable Purchaser shall be solely responsible on and after the Closing Date for the terms and conditions of employment of all Transferred Employees. As to any Transferred Employee that any Purchaser terminates after the Closing Date, Purchasers shall be solely responsible for satisfying any requirements under any applicable Laws and, with respect to each Transferred Employee, Purchasers shall be solely responsible for (i) any liabilities, obligations or claims arising under any Acquired Company Benefit Plan; (ii) any obligations arising on or after the Closing Date under any contract of employment, including, but not limited to, any Assumed Retention Agreement, (iii) any grievances, arbitrations or unfair labor practice charges, arising from events that occur on or after the Closing Date, and any non-monetary relief granted on or after the Closing Date pursuant to grievances, arbitrations or unfair labor practice charges arising from events that occur on or after the Closing Date (or prior to the Closing Date in the case of non-monetary relief as to which, because of its nature, the applicable Seller is incapable of performing), and (iv) any alleged violation of Law (including, but not limited to, all Law pertaining to employment, discrimination, workers’ compensation, occupational safety and health, unfair labor practices, WARN Act violations and similar laws) but only to the extent such alleged violation occurred after the Closing Date.
          (i) Subject to limitation on privacy as required by applicable Law, each Asset Selling Entity and Orhan agree to furnish to each other such information as may be reasonably required with respect to one or more Transferred Employees promptly following receipt of any reasonable written request from the other.
     Section 10.2. Seller Benefits Plans.
          (a) Effective as of the Closing Date, other than with respect to the Acquired Company Benefit Plans the Transferred Employees shall cease to be credited with service and to accrue any benefits under any Seller Employee Benefit Plan which are pension benefit plans (as defined in Section 3(2) of ERISA) whether or not such plan is subject to ERISA, including, but not limited to (for U.S. employees) the Dana Corporation Retirement Plan or the Pension Plan for Dana Automotive Aftermarket Group Employees (the “Dana Retirement Plans”) and the Dana Corporation Savings and Investment Plan, Employee Incentive Savings and Investment Plan or the Savings Works Plan (the “Dana Defined Contribution Plans”). Each Non-Union Transferred Employee participating in a Dana Retirement Plan shall be eligible to receive a distribution of his or her vested accrued benefits under such Dana Retirement Plan in accordance with the terms of such Dana Retirement Plan. Orhan shall arrange to have the Defined Contribution Plans sponsored by Purchasers accept direct rollovers of eligible rollover distributions from the Dana Defined Contribution Plans and the Dana Retirement Plans in the form of cash, or in the case of Transferred Employees who have an outstanding participant loan under one of the Dana Defined Contribution Plans at the Closing Date, in the form of a promissory note.
          (b) Coverage for all Transferred Employees and their respective eligible dependents under the Seller Employee Benefit Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not such plan is subject to ERISA (other than the Acquired Company Benefit Plans) (the “Seller Welfare Plans”) shall terminate, as of 12:01 a.m. (EST) on the day following the Closing Date. Except as otherwise required by Law (including the Bankruptcy Code for Seller Employee Benefit Plans which are maintained in the United States), the Seller Welfare Plans shall be liable only for claims incurred and benefits earned by the Transferred Employees prior to the Closing Date. The Purchaser Welfare Plans shall be liable for claims incurred and benefits earned by Transferred Employees (and the eligible dependents of such Transferred Employees) that are properly payable under the Purchaser Welfare Plans on or after the Closing Date. For purposes of this Section 10.2, a claim is “incurred” on the date that the event giving rise to the claim occurred (for purposes of life insurance, sickness and disability programs) or on the date the applicable medical or dental services are rendered, drugs or medical equipment is purchased or, in the case of a continuous period of hospitalization or confinement, the date of commencement of such period of hospitalization or confinement.
          (c) Seller will continue to administer the flexible spending accounts of any Transferred Employees who have such flexible spending accounts under any Seller Welfare Plan maintained in the United States as of the Closing Date, for the remainder of the applicable plan year, in accordance with the terms of the applicable Seller Welfare Plan.
          (d) Seller will offer and provide group health plan continuation coverage pursuant to the requirements of COBRA to all the current and former employees of the FPG Business resident in the United States to whom they are required to offer the same under applicable law.
     Section 10.3. Acquired Company Benefit Plans.
     Orhan shall, and shall cause each of the applicable Purchasers to, cause each Acquired Company to continue any and all Seller Employee Benefit Plans it maintained immediately prior to the Closing Date, as listed in Schedule 10.3 (the “Acquired Company Benefit Plans”).
     Section 10.4. Non-U.S. Employee Matters.
     Acquired Company Employees and Closing Date Employees located outside the United States shall be treated, to the extent practicable under local law, in accordance with the provisions of Sections 10.1, 10.2, and 10.3, subject to the provisions set forth on Schedule 10.4.
ARTICLE XI
POST CLOSING COVENANTS
     Section 11.1. Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.
          (a) From time to time after the Closing Date, Dana and Orhan shall, and shall cause their respective Subsidiaries and Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure any Purchaser and such Purchaser’s respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchasers under this Agreement and the other Operative Documents and to assure fully to Sellers and their successors and assigns, the assumption by the Purchasers of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to the applicable Seller any Excluded Asset, (ii) transferring back to the applicable Seller any asset or Liability of any Asset Selling Entity not related to the FPG

Business and (iii) transferring to the applicable Purchaser any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to the applicable Purchaser at the Closing).
          (b) Nothing in this Agreement or any other Operative Document nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Purchased Asset, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body (“Nonassignable Assets”) unless and until such consent shall have been obtained.
          (c) Unless and until any required consent for any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any Liability associated exclusively with such Nonassignable Asset shall not constitute an Assumed Liability for any purpose under this Agreement. Pursuant to Section 11.1(a), as to any Material Contract that constitutes a Nonassignable Asset because a requisite third-party consent has not been obtained, the applicable Seller will use commercially reasonable efforts to promptly obtain such consent or approval, and, prior to obtaining such consent or approval, will use commercially reasonable efforts to provide to the applicable Purchaser realization of the practical benefits intended to be provided by such Material Contract.
          (d) Once such consent or approval is obtained with respect to a Nonassignable Asset, each Asset Selling Entity shall promptly assign, transfer, convey and deliver such Nonassignable Asset to the applicable Purchaser, and the applicable Purchaser shall assume any Assumed Liability associated exclusively with such Nonassignable Asset, for no additional consideration.
          (e) In the event and for so long as any Purchaser actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or the other Operative Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the FPG Business, each Seller will cooperate with such Purchaser and their counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Purchasers (unless Purchasers are entitled to indemnification therefor under Article XII).
          (f) In the event and for so long as any Seller actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or the other Operative Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the FPG Business, Orhan will, and will cause each other Purchaser to, cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Sellers (unless Sellers are entitled to indemnification therefor under Article XII).

     Section 11.2. Record Retention, Access to Documents and Cooperation.
          (a) Dana shall, and shall cause its Affiliates to, afford to Orhan’s representatives, upon reasonable notice and without undue interruption to Dana’s or the Sellers’ business and at Orhan’s expense, access during normal business hours to the books and records (including any such books and records in electronic format) of Dana and such Affiliate pertaining to the operations of the FPG Business prior to the Closing Date for that period of time required by Law or by Dana’s document retention policy in connection with (i) the preparation of financial statements, (ii) U.S. Securities and Exchange Commission reporting obligations, (iii) Excluded Assets and Liabilities, (iv) the contest or defense of Legal Proceedings and investigations, (v) the Bankruptcy Cases (including, without limitation, with respect to reconciliation of claims in connection with the Cases), and (vi) other reasonable business purposes. Orhan shall have the right to receive and retain copies of all such books and records.
          (b) Orhan shall, and shall cause its Affiliates to, afford to Dana’s representatives, upon reasonable notice and without undue interruption to Orhan’s or the Purchasers’ business and at Dana’s expense, access during normal business hours to the books and records (including any such books and records in electronic format) of Orhan and such Affiliate (including the Acquired Companies) pertaining to the operations of the FPG Business prior to the Closing Date for that period of time required by Law or by Orhan’s document retention policy in connection with (i) the preparation of financial statements, (ii) U.S. Securities and Exchange Commission reporting obligations, (iii) Excluded Assets and Liabilities, (iv) the contest or defense of Legal Proceedings and investigations, (v) the Bankruptcy Cases (including, without limitation, with respect to reconciliation of claims in connection with the Cases), and (vi) other reasonable business purposes. Dana shall have the right to receive and retain copies of all such books and records.
          (c) Orhan agrees to hold all of the books and records of the FPG Business (other than records relating to Taxes, which shall be governed by Section 15.5) existing on the Closing Date or included in the Purchased Assets for a period of time required by Law; provided, however, that Orhan shall not destroy, alter or dispose of any of such books and records for a period of ten years from the Closing Date.
          (d) Orhan shall, and shall cause its Subsidiaries to, provide (at Dana’s sole risk, cost and expense) such assistance to Dana as Dana may reasonably request with respect to (i) the preparation of Sellers’ financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) the preparation of Sellers’ Department of Labor reports, and (iii) Sellers’ reporting obligations pursuant to the Losses, in each case, relating to the operation of the FPG Business prior to the Closing Date.
     Section 11.3. Noncompetition.
     Each Seller covenants and agrees as set forth on Schedule 11.3.
     Section 11.4. Transition Services.
     The Transition Agreement shall specify the services to be provided, the scope and duration of such services, and the pricing and payment provisions relating thereto. Such services will include, without limitation (i) the provision of information technology services as described in Section 4.22; (ii) the applicable Purchaser’s use of and access to the applicable Seller’s Rochester Hills facility to transition the Purchased Assets and Transferred Employees from such facility in a reasonable manner and within a reasonable time period following the Closing; (iii) the applicable Seller’s use of and access to the San Luis Potosi II, Mexico facility to transition the Excluded Assets and non-Transferred Employees from such facility in a reasonable manner and within a reasonable time period following the Closing as provided in accordance with Section 6.9; and (iv) other normal and customary transition services, such as accounts receivable collections and HR services. Charges for services provided by Dana or its Affiliates under the Transition Agreement shall equal (i) in the case of services provided directly by Dana or its Affiliates, the cost to Dana (or such Affiliate) of providing such services, and (ii) in the case of services provided by third parties, the cost charged by such third party (or an allocable share of such cost, as appropriate), without increase by Dana, plus an allocable share of the costs to Dana (or its Affiliates) of administering such third-party provider and the provision of such services.
ARTICLE XII
SURVIVAL, INDEMNIFICATION AND RELATED MATTERS
     Section 12.1. Survival.
          (a) Except as to Known Claims, all representations and warranties contained herein other than those contained in Sections 4.5, 4.9, 4.10, 4.12, 4.13, 4.14, 4.18, 4.24, and 4.25 shall terminate at the Closing. Section 4.5 shall survive the Closing indefinitely with respect to FPG Business operations in Europe (excluding the JV Acquired Companies) only. Each of Section 4.9, 4.10, 4.12, 4.13, 4.14, 4.18, 4.24, and 4.25 shall survive the Closing for the applicable period and to the extent provided as follows, and, at the expiration of such applicable period, shall terminate: Section 4.9 as provided in Section 15.1(d); Sections 4.10, 4.12, 4.13, 4.14, until the 18 months anniversary of the Closing Date with respect to FPG Business operations in Europe and Mexico (excluding the JV Acquired Companies) only; Section 4.24 until the one year anniversary of the Closing Date with respect to FPG Business operations in Europe (excluding the JV Acquired Companies) only; Section 4.18 until the one year anniversary of the Closing Date with respect to all FPG Business operations; Section 4.25 until the one-year anniversary of the Closing with respect to all FPG Business operations. For purposes hereof, “Known Claims” means those claims for breaches of representations and warranties contained in Article IV as to which Orhan has given written notice to Dana on or before the Closing Date. Notwithstanding the foregoing, the representations and warranties as to which the Known Claims relate will survive Closing, as to the Known Claims only, for three months following the Closing Date, and, at the expiration of such of three month period, shall terminate. Upon the termination of representations and warranties as provided herein, the right to commence any claim with respect thereto shall also terminate and thereafter neither the Purchasers nor the Sellers shall have any Liability whatsoever with respect to such representations and warranties.
          (b) Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder. Except as described in the Closing Claims Schedule and as expressly provided in Section 12.2, no Person shall be entitled to indemnification for Losses hereunder for breaches of representations and warranties if, on the Closing Date, such Person had knowledge of the existence of the breach with respect to which such Person is seeking indemnification hereunder.
          (c) In calculating the amount of Losses recoverable pursuant to this Article XII, the amount of such Losses shall be reduced by: (i) any insurance proceeds actually received by the party seeking indemnification from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by such party in obtaining such insurance proceeds (provided that such party shall be obligated to reasonably seek any such proceeds to which it may be entitled); (ii) the amount of such Losses shall be reduced by any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment; and (iii) the amount of the Loss shall be adjusted by an amount such that the Indemnified Party shall be, after having been paid the indemnity from the Sellers and taking into account the Tax consequences of such payment and the Loss, in the same position as it would have been, had the Loss not occurred. Where the Indemnified Party cannot effectively enjoy a saving of Tax paid in respect of the year in which the Loss is accounted for, no reduction of the amount of the Loss attributable to such lack of Tax saving will be made, and where the Indemnified Party is not effectively subject to a payment of Tax in respect of the indemnity paid in the year in which the Purchasers account for such indemnity, no increase of the amount of the Loss will be made in respect of the indemnity payment. If any Losses for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the Indemnifying Party.
          (d) No party shall be liable to any Indemnified Party for special, incidental, indirect, consequential, punitive or exemplary Losses.
     Section 12.2. Indemnification.
          (a) From and after the Closing, each Seller, severally and not jointly, hereby agrees to indemnify and hold the Purchaser Indemnified Group harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable actual out-of-pocket fees and expenses of counsel) (collectively, “Losses”) suffered or incurred by the Purchaser Indemnified Group arising out of or resulting from:
     (i) any breach of any representation or warranty of such Seller set forth in Article IV (excluding Section 4.9)that survives the Closing pursuant to Section 12.1;
     (ii) any breach of, or default in the performance by such Seller of, any covenant or agreement on the part of such Seller herein that is to be performed by its terms after the date hereof, subject to the limitations and conditions contained herein;
     (iii) any Excluded Liability; and
     (iv) matters described in the Closing Claims Schedule.

          (b) Orhan hereby agrees, jointly and severally with the Purchasing Affiliates, and each Purchasing Affiliate hereby agrees, severally and not jointly, to indemnify and hold the Seller Indemnified Group harmless from and against, any and all Losses suffered or incurred by the Seller Indemnified Group arising out of or resulting from:
     (i) any breach of, or default in the performance by such Purchaser of, any covenant or agreement that is to be performed after the date hereof, subject to the limitations and conditions contained herein;
     (ii) a Purchaser’s and any of its Subsidiaries’ ownership or operation of the FPG Business from and after the Closing Date, except for any matters described in the Closing Claims Schedule; and
     (iii) any Assumed Liabilities or the failure of any of the Acquired Companies (or their successors or assigns) to pay, perform and discharge when due any of their respective Liabilities from and after the Closing Date.
          (c) From and after the Closing, for a period of five years following the Closing Date, TPF shall indemnify and hold the Purchaser Indemnified Group harmless from and against (i) 50 percent of the first $500,000 of Losses incurred during such five-year period, and (ii) 100 percent of up to an additional $500,000 of Losses incurred during such five-year period, in each case suffered or incurred by the Purchaser Indemnified Group, arising out of or resulting from any pre-Closing violation of Environmental Law and that are directly related to the property located in Barcelona, Spain where Nobel Iberica currently operates the FPG Business.
          (d) Indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by Article XV.
          (e) Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign Law), Sellers, Purchasers, the Acquired Companies and their respective Affiliates shall treat any and all payments under this Article XII as an adjustment to the purchase price for all Tax purposes.
     Section 12.3. Limitations on Amount – Seller.
     Sellers will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 12.2(a)(i), (i) unless the aggregate monetary value of any Losses with respect to a particular matter or set of facts or circumstances, exceeds $25,000.00, and (ii) until the total monetary value of all Losses with respect to such matters exceeds $250,000.00, in which case Sellers shall be liable for just the excess provided, however, that Sellers will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Losses for breaches of representations and warranties exceeds 15% of the Final Cash Consideration.
     Section 12.4. Procedures for Indemnification.
     Whenever a claim shall arise for indemnification under this Article XII, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten (10) Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within five (5) Business Days following receipt of notice thereof; provided, further, that no delay or failure to give such notice by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement or the other Operative Documents, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except to the extent that such delay or failure has materially prejudiced the Indemnifying Party. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof by written notice within 30 calendar days, using counsel that is reasonably satisfactory to the Indemnified Party. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or Legal Proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Legal Proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article XII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 12.4.
     Section 12.5. Certain North American Real Property Environmental Matters.
          (a) For the period from and after the Closing Date until the first anniversary of the Closing Date (the “Environmental Testing Period”), the Purchasers shall have the right to conduct such environmental assessments, including, without limitation, physical inspections, sampling activities and installation of monitoring wells (collectively, “Environmental Assessments”), as Purchasers deem advisable at the North American Real Property.
          (b) If, during the Environmental Testing Period, any Purchaser discovers the presence of Hazardous Materials relating to the conduct of the FPG Business at the North American Real Property prior to the Closing Date in concentrations exceeding the Trigger Levels, as defined below, where the presence of such Hazardous Materials above Trigger Levels was not identified on Schedule 4.18(b), the presence of any such Hazardous Materials at concentrations exceeding the Trigger Levels shall be deemed a breach of the representation set forth in Section 4.18(b) and the Losses resulting therefrom shall be subject to indemnification by Sellers in accordance with the provisions of Section 12.2(a)(i) and Section 12.3; provided, however, that Sellers shall not be obligated to indemnify Purchaser Indemnified Group for any increase in any such Losses to the extent due to acts or omissions of the Purchasers or their employees, contractors, subcontractors, agents or invitees that exacerbate existing conditions. Purchasers shall be responsible for all costs incurred by Purchasers in conducting any such Environmental Assessments up to a determination that Trigger Levels have been exceeded.
          (c) “Trigger Levels” shall mean such standards for industrial properties in effect as of the Closing Date that have been promulgated or adopted or are used in the ordinary course by the applicable Governmental Body.
          (d) Sellers and Purchasers mutually agree to cooperate in connection with any matters subject to indemnification under this Section 12.5. Upon request, Orhan shall cause Purchasers to provide Sellers with (i) any material correspondence, report, technical data or other material information generated as a result of a remedial action by Purchasers, (ii) reasonable access upon reasonable notice to the North American Real Property in a manner that will not disrupt the applicable Purchaser’s operations, and (iii) the right to take split samples in each case for the purpose of verifying the performance of any remedial action, correction of noncompliance or other action, the costs for which any Seller is required to indemnify pursuant to this Article XII. Sellers and Orhan agree that they each shall maintain in strict confidence any information concerning any matters subject to indemnification under this Section 12.5; provided, however, that Sellers and Purchasers may disclose such information to the extent reasonably necessary to communicate with appropriate Governmental Bodies. If any Law requires any party or its Affiliates to disclose such information, such party will promptly notify the other party and will give such other party the opportunity to review and comment in advance upon the content and timing of any such disclosure. Orhan shall submit or cause to be submitted any reimbursement requests for which any Purchaser is seeking indemnification pursuant to this Section 12.5 to the applicable Seller and, as promptly as practicable after receipt of such reimbursement requests, Sellers shall pay any such reimbursement requests in accordance with, and subject to, the terms and conditions of Section 12.2.
          (e) During the survival period referred to in Section 12.1(a) and in respect of any Legal Proceedings arising during such survival period, Sellers shall retain exclusive control of and be solely responsible for the matters subject to indemnification under this Section 12.5, including, without limitation, the sole control of all aspects of any Legal Proceedings. Following the Closing and during such survival period, Sellers shall use reasonable efforts to consult with

Purchasers prior to, and on a periodic basis while, conducting any remedial action, correction of non-compliance, or engaging in any Legal Proceeding involving the North American Real Property and shall give the Purchasers the reasonable opportunity to review and comment on any material governmental filings or other material governmental correspondence relating thereto made by any Seller or its Affiliates. Sellers agree to use commercially reasonable efforts to consider Purchaser’s comments and to minimize the disruption of the FPG Business in connection with the foregoing.
     Section 12.6. Exclusive Remedy.
     Except in the case of intentional fraud by any party, or any acts by Purchaser in violation of Section 363(n) of the Bankruptcy Code, and except as provided in Article XIV with respect to the Breakup Fee and the Deposit Amount and in Article XV with respect to Taxes, and in the French Tax Consolidated Group Exit Agreement, each Purchaser and each Seller agrees that the provisions set forth in this Article XII and the Deposit Agreement shall be their sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby and waive to the fullest extent permitted by applicable law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity. Nothing in this Agreement shall impair or limit any remedy Sellers may have for any breach by Purchasers of Section 363(n) of the Bankruptcy Code.
ARTICLE XIII
NONSOLICITATION; STANDSTILL
     Section 13.1. Nonsolicitation of Purchaser Employees.
     Each Seller covenants and agrees that for a period of two years following the Closing Date or termination of this Agreement pursuant to Section 14.1 it shall not, and shall cause its Subsidiaries not to, solicit any Acquired Company Employee or Transferred Employee (at a time when such person is an employee of any Purchaser or any of its Subsidiaries) or to terminate his or her employment relationship with any Purchaser or any of its Subsidiaries; provided, however, that nothing herein shall prohibit any Seller or any of its Subsidiaries from advertising publicly or from employing persons who respond to any such advertising whether or not such persons are then employed by any Purchaser.
     Section 13.2. Nonsolicitation of Seller Employees.
     Orhan covenants and agrees that for a period of two years following the Closing Date or termination of this Agreement pursuant to Section 14.1 it shall not, and shall cause its Subsidiaries not to, solicit any employee of any Seller or any of its Subsidiaries (at a time when such person is an employee of any Seller or any of its Subsidiaries) or to terminate his or her employment relationship with any Seller or any of its Subsidiaries; provided, however, that nothing herein shall prohibit Orhan or any of its Subsidiaries from advertising publicly or from employing persons who respond to any such advertising whether or not such persons are then employed by any Seller.

     Section 13.3. Standstill.
     Orhan agrees that, for a period of five years from the Closing Date or termination of this Agreement pursuant to Section 14.1, neither Orhan nor any of its affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) will (and neither Orhan nor they will assist or encourage others to), without the prior written consent of Dana or its Board of Directors: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of Dana or any of its Subsidiaries, or of any successor to or person in control of Dana, any of the assets or businesses of Dana or any of its Subsidiaries or divisions thereof or of any such successor or controlling person or any bank debt, claims or other obligations of Dana or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of Dana or to obtain representation on Dana’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Dana, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Seller or its securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (v) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vi) request Seller or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 13.3. Each Purchaser agrees to promptly advise Dana of any inquiry or proposal made to any Purchaser with respect to any of the foregoing.
     Section 13.4. Remedies.
     Orhan and Sellers acknowledge and agree that the other remedies provided for in this Agreement cannot fully compensate either party for a violation of the terms of this Article XIII or of the terms of Section 11.3 and Schedule 11.3, and that either party shall be entitled to injunctive relief to prevent any such violation or continuing violation of such obligations and provisions by the other party.
ARTICLE XIV
TERMINATION
     Section 14.1. Termination.
     This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
          (a) upon the written agreement of Orhan and Dana;

          (b) (i) by Orhan if (A) there is a material breach of any representation or warranty contained in Article IV, and such breach results in, or would reasonably be expected to result in, a Material Adverse Effect, and such breach has not been cured within 10 Business Days of notice thereof (given in accordance with Section 17.1) or been waived by Orhan, or (B) a breach of any material covenant contained in this Agreement or the Deposit Agreement has been committed by Dana and such breach has not been cured within 10 Business Days of notice thereof (given in accordance with Section 17.1) or been waived by Orhan; or (ii) by Dana if (A) there is a material breach of any representation or warranty contained in Article V, and such breach results in, or would reasonably be expected to result in, a material adverse effect to the enforceability of this Agreement or any other Operative Documents against Orhan or any Purchasing Affiliate that is party thereto or the ability of Orhan or the Purchasing Affiliates to perform their obligations hereunder or thereunder, and such breach has not been cured within 10 Business Days of notice thereof (given in accordance with Section 17.1) or been waived by Dana, or (B) a breach of any material covenant contained in this Agreement or the Deposit Agreement has been committed by Orhan and such breach has not been cured within 10 Business Days of notice thereof (given in accordance with Section 17.1) or been waived by Dana;
          (c) by Orhan, if the Closing Date has not occurred on or before November 1, 2007, and the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by Orhan or any Purchaser to fulfill any undertaking or commitment required to be fulfilled by Orhan or such other Purchaser prior to the Closing;
          (d) by Dana, if the Closing Date has not occurred on or before November 1, 2007, and the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by Dana or any Seller to fulfill any undertaking or commitment required to be fulfilled by Dana or such other Seller prior to the Closing Date;
          (e) by Dana, if Dana accepts or the Bankruptcy Court approves an alternative bid for any of the Purchased Shares or Purchased Assets pursuant to the terms of the Bidding Procedures Order;
          (f) by Orhan, if any of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.8, 8.9, 8.10 or 8.11 becomes incapable of being satisfied;
          (g) by Dana, (i) if any of the conditions set forth in Sections 9.3, 9.4 or 9.5 becomes incapable of being satisfied, or (ii) if any of the conditions set forth in Sections 9.1, 9.2, 9.6 or 9.7 becomes incapable of being satisfied;
          (h) by either Orhan or Dana if any Law prohibits Closing or if the Closing would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction.
     Section 14.2. Effect of Termination.
          (a) Effect. Termination under Sections 14.1(b), 14.1(c), 14.1(d), 14.1(e), 14.1(f), 14.1(g), or 14.1(h) shall be effected by giving written notice to the other party, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party, except that Article XIII and Sections 17.8, 17.9, 17.10, 17.11, 17.13, 17.14, 17.15, 17.16 and 17.17 shall survive such termination. Upon any termination hereof pursuant to Section 14.1, no party shall thereafter have any further liability or obligation hereunder or under any other Operative Document (except as expressly provided herein or therein);
          (b) Breakup Fee. If (i) this Agreement is terminated by Dana pursuant to Section 14.1(e) and (ii) an Alternative Transaction(s) is consummated no later than 24 months after such termination, then, upon the closing of such Alternative Transaction, Dana shall pay to Orhan a fee (the “Breakup Fee”) equal to U.S.$2,100,000. Payment of the Breakup Fee will be made by wire transfer in immediately available funds to an account designated by Orhan, and Orhan shall have the right to be paid the Breakup Fee from the first proceeds of any Alternative Transaction. Subject to the approval of the Bankruptcy Court, the obligations of Dana to pay the Breakup Fee (to the extent the Breakup Fee is not paid in full as required from the first proceeds of an Alternative Transaction or otherwise) shall be entitled to superpriority administrative expense claim status in the Cases, senior to all other superpriority administrative expense claims in the Cases, other than those arising out of the Seller Financing and the Carveout, and payable without further order of the Bankruptcy Court pursuant to the terms of this Agreement and the Bidding Procedures Order. The obligation to pay the Breakup Fee in full in immediately available funds when due shall not be discharged, modified, or otherwise affected by any plan of reorganization or liquidation for Dana or any of its Affiliates.
          (c) Reimbursement of Expenses. In the event that this Agreement is terminated in circumstances in which the Breakup Fee is payable to Orhan, Seller shall pay or reimburse Orhan for all of Purchasers’ actual out-of-pocket costs, fees, expenses (including, without limitation, the reasonable fees and expenses of consultants, financial advisors, accountants and attorneys), incurred by Purchasers in connection with the transactions contemplated by this Agreement, whether or not incurred before or after the date of this Agreement, in an amount not to exceed U.S.$525,000 (the “Expense Reimbursement”). Orhan shall present reasonable supporting documentation for the Expense Reimbursement
          (d) Release of Deposit.
               (i) If this Agreement is terminated pursuant to Sections 14.1(a), 14.1(b)(i), 14.1(c), 14.1(d), 14.1(e), 14.1(f), 14.1(g)(i) or 14.1(h), the Deposit Agent will wire transfer the Deposit Amount to an account designated by Orhan.
               (ii) In the event this Agreement is terminated pursuant to Sections 14.1(b)(ii) or 14.1(g)(ii), the Deposit Agent will wire transfer the Deposit Amount to an account designated by Dana.
               (iii) In the event the terms of this Section 14.2(d) conflict with the terms of the Deposit Agreement, the terms of the Deposit Agreement shall govern.
          (e) If this Agreement is terminated as permitted by Section 14.1, the return of the Deposit Amount pursuant to the terms of the Deposit Agreement and the payment of the Breakup Fee and the Expenses Reimbursement, if any, pursuant to the terms of this Section 14.2, shall be the sole and exclusive remedy of Purchasers, whether at law or in equity, for any breach by Sellers or any of their Affiliates of the terms and conditions of this Agreement or the Deposit Agreement. If this Agreement is terminated by Dana, the forfeiture of the entire Deposit Amount pursuant to Section 14.2(d)(ii) hereof, shall be the sole and exclusive remedy of Sellers or their bankruptcy estates, whether at law or in equity, for any breach, other than a breach of Section 363(n) of the Bankruptcy Code, by Purchasers or any of their Affiliates of the terms and conditions of this Agreement. The parties agree that the payment to Orhan of the Breakup Fee or the forfeiture by Orhan of the Deposit Amount, as the case may be, pursuant to this Section 14.2 shall be in the nature of liquidated damages. In the event of a breach by Purchasers or any of their Affiliates of Section 363(n) of the Bankruptcy Code, Dana shall be entitled to keep the Deposit Account and to pursue any other remedies available under Section 363(n) of the Bankruptcy Code. The entry of the Bidding Procedures Order by the Bankruptcy Court is a condition precedent to Sellers’ obligation to pay, and payment of, the Breakup Fee as otherwise required by this Section 14.2.
ARTICLE XV
TAX MATTERS
     Section 15.1. Tax Indemnification
          (a) To the extent neither paid (including the payment of estimated Taxes) before the Closing Date nor reflected on the Closing Statement of Net Assets, each Seller severally and not jointly shall indemnify the Purchaser Indemnified Group and defend and hold it harmless from and against all Losses arising out of or resulting from (A) Excluded Taxes, (B) Taxes arising from or in connection with any breach by any Seller of any covenant contained in this Article, and (C) Taxes arising from any breach of any representation or warranty set forth in , Section 4.10(h) or Section 4.14.
          (b) Orhan hereby agrees, jointly and severally with the Purchasing Affiliates, and each Purchasing Affiliate, agrees, severally and not jointly, to indemnify the Seller Indemnified Group and defend and hold it harmless from and against all Losses arising out of or resulting from (A) any and all Taxes imposed on or payable with respect to the Acquired Companies, other than Excluded Taxes, (B) Transfer Taxes required to be borne by any Purchaser pursuant to Section 15.8, and (C) Taxes arising from or in connection with any breach by any Purchaser of any covenant contained in this Article XV.
          (c) Any indemnity payment to be made pursuant to this Section 15.1 shall be paid no later than the latest of (i) ten (10) days after the indemnified party makes written demand upon the indemnifying party, (ii) five (5) days prior to the date on which the underlying amount is required to be paid by the indemnified party, and (iii) five (5) days after any dispute about the liability for or amount of such indemnity payment is resolved.
          (d) The indemnification provisions in this Section 15.1 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations for the Tax giving rise to the claim for indemnification including any extensions of time for assessment granted to the relevant Tax authorities.

          (e) The Closing Statement of Net Assets is to reflect (i) prepaid Property Taxes as an asset and (ii) accrued Property Taxes as a liability. The parties agree that all Property Taxes imposed on or with respect to the Purchased Assets or the Acquired Companies will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such Property Tax will be borne by Sellers for all Pre-Closing Tax Periods (including the portion of a Straddle Period through the Closing Date) and by Purchasers for all Post-Closing Tax Periods (including the portion of a Straddle Period after the Closing Date). Accordingly, notwithstanding any other provision of this Agreement, (i) if any Seller or any of its Affiliates pays (either before or after Closing) any such Property Tax with respect to a Post-Closing Tax Period, such Purchaser will reimburse the applicable Seller upon demand for the amount of such Property Tax to the extent it is not reflected as an asset on the Closing Statement of Net Assets; and (ii) if any Purchaser or any of its Affiliates pays (after Closing) any such Property Tax with respect to a Pre-Closing Tax Period, such Seller will reimburse the applicable Purchaser upon demand for the amount of such Property Tax to the extent it is not reflected as a liability on the Closing Statement of Net Assets.
     Section 15.2. Preparation and Filing of Tax Returns.
          (a) Sellers shall timely prepare and file or shall cause to be timely prepared and filed: (i) any combined, consolidated, unitary or similar Tax Return that includes any Acquired Company and a Seller or any of its Affiliates; (ii) any other Tax Return for any Income Tax of the Acquired Companies for any Pre-Closing Tax Period other than a Pre-Closing Tax Period which is included within a Straddle Period; and (iii) any other Tax Returns with respect to the FPG Business which are due prior to the Closing Date (taking into account valid extensions of the time to file). Purchaser shall not (and shall not cause any Acquired Company to) amend or revoke such Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller.
          (b) For any Tax Return of the Acquired Companies that relates to a Straddle Period or to a Pre-Closing Tax Period and that is not the responsibility of Sellers under Section 15.2(a), Purchasers shall, and shall cause its Affiliates to, timely prepare and file such Tax Return in a manner consistent with past practices of the Acquired Companies and with respect to the Purchased Assets and in the case of any Income Tax or Property Tax, Purchasers shall deliver to Dana for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of such proposed Tax Return (accompanied, in the case of a Straddle Period Tax Return, by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Tax Return) at least 30 Business Days prior to the due date (giving effect to any validly obtained extensions) thereof. Purchasers shall reflect in good faith any comments received from Dana within ten (10) Business Days following Dana’s receipt of such Tax Return. Purchasers shall not amend or revoke any Straddle Period Tax Return (or any notification or election relating thereto) without Dana’s prior written consent. Purchasers shall promptly reimburse Sellers for any overpayment of Taxes with respect to a Pre-Closing Tax Period, including by reason of the payment of any estimated Taxes by any Seller or its Affiliates.
          (c) The parties shall provide each other with such powers of attorney or other authorizing documentation as are reasonably necessary to authorize them to execute and file Tax

Returns they are responsible for under this Agreement, file refund and equivalent claims for Taxes they are responsible for under this Agreement, and contest, settle, and resolve any audits and disputes over which they have control under this Article XV.
     Section 15.3. Refunds, Credits and Carrybacks.
          (a) The applicable Seller shall be entitled to any refunds of Excluded Taxes, whether any such refund is realized as a payment by a Governmental Body or by a credit against a Tax liability. The applicable Purchaser shall, at such Seller’s reasonable request and at such Seller’s expense, cause the relevant entity to file for and use commercially reasonable efforts to obtain any refund to which such Seller is entitled by virtue of this Section 15.3. Except as provided in this Section 15.3, and subject to Section 15.3(c), Purchasers shall be entitled to any refunds of any Taxes of the Acquired Companies.
          (b) The applicable Purchaser shall, or shall cause the Acquired Companies to, promptly forward to the applicable Seller an amount equal to any refunds due such Seller pursuant to the terms of Section 15.3(a) after receipt thereof (including use of such refund as a credit against a Tax liability), and the applicable Seller shall, or shall cause its Affiliates to, promptly forward to such Purchaser an amount equal to any refunds of Taxes due such Purchaser pursuant to the terms of Section 15.3(a) after receipt thereof (including use of such refund as a credit against a Tax liability).
          (c) Without the prior written consent of Dana, no Purchaser shall cause or permit any of the Acquired Companies to carry back to any Pre-Closing Tax Period any item of loss, deduction or credit which arises in or is attributable to any taxable period ending after the Closing Date.
          (d) In any case where a credit is described in both this Section 15.3 and in Section 15.6, only Section 15.6 shall apply with respect to such credit.
     Section 15.4. Tax Contests.
          (a) If any taxing authority asserts a Tax Claim in respect of the Acquired Companies, then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto within fourteen (14) calendar days; provided, however, that the failure of such party to give timely notice shall not relieve the other party of any of its obligations under this Article XV, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.
          (b) Dana shall have the right to control any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) of the Acquired Companies for any taxable period that ends on or before the Closing Date or for any taxable period of such Seller or any of its Affiliates during which any combined, consolidated or unitary Tax Return includes any Acquired Company and any Seller or any of its Affiliates; provided, however, that with respect to any Tax Proceeding solely in respect of the Acquired Companies that would reasonably be expected to have an adverse impact on any Purchaser and its Affiliates (i.e., one for which Purchasers and their Affiliates are not entitled to indemnification under this Article XV), (i) such Seller shall provide the applicable Purchaser with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) such Seller shall consult with the applicable Purchaser before taking any significant action in connection with such Tax Proceeding, (iii) such Seller shall consult with such Purchaser and offer such Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) such Seller shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the applicable Purchaser shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on such Seller or any of its Affiliates and (vi) such Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of Orhan if such settlement, compromise or abandonment would have an adverse impact on such Purchaser or any of its Affiliates.
          (c) In the case of a Tax Proceeding for a Straddle Period of the Acquired Companies, the applicable Purchaser shall have the right to control such Tax Proceeding; provided, however, that (i) such Purchaser shall provide the applicable Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) such Purchaser shall consult with such Seller before taking any significant action in connection with such Tax Proceeding, (iii) such Purchaser shall consult with such Seller and offer such Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) such Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) such Seller shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on such Seller or any of its Affiliates and (vi) such Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of Dana if such settlement, compromise or abandonment would have an adverse impact on such Seller or any of its Affiliates.
          (d) The applicable Purchaser shall have the right to control any Tax Proceeding involving the Acquired Companies other than a Tax Proceeding described in Sections 15.4(b) or 15.4(c); provided, however, that the applicable Purchaser shall not settle, compromise or abandon any such Tax Proceeding, if such action would reasonably be expected to have a significant adverse impact on any Seller or any Affiliate of any Seller, without obtaining the prior written consent of Dana, which consent shall not be unreasonably withheld, conditioned or delayed.
     Section 15.5. Cooperation.
     Each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article XV or a right to refund of Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date until the later of (x) the expiration of the statute of limitations (taking into account any extensions) for the Tax periods to which the Tax Returns and other documents relate or (y) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
     Section 15.6. Timing Differences.
          (a) The applicable Purchaser agrees that if, as a result of any adjustment pursuant to a Tax Proceeding with respect to any Tax Item that relates to any Excluded Tax, such Purchaser or any of its Affiliates, including the Acquired Companies, realizes a Tax benefit in the form of a loss, credit or an increase in depreciation, amortization or other deductions, then such Purchaser shall pay to the appropriate Seller an amount equal to the value of such Tax benefit promptly after filing the Tax Return in which such Tax benefit is utilized. For purposes of this Section 15.6, the value of a Tax benefit shall be the related tax savings experienced by the Purchaser or any of its Affiliates, including the Acquired Companies, as the case may be, for each year to which such a Tax Return relates. The applicable Purchaser shall notify Dana of the receipt of any such Tax benefit and shall provide documentation in reasonable detail supporting such notice, certified by the Purchaser to be consistent with all relevant Tax Returns.
          (b) This Section 15.6 shall not apply to any Tax benefits that may result directly or indirectly from the sale of Nobel on or before June 29, 2007.
          (c) If a particular Tax benefit for which payment is to be made to a Seller under Section 15.6 (a) is realized by more than one Purchaser (or by an Affiliate and one or more Purchasers), only one such Purchaser shall be required to make the payment required under Section 15.6 (a), provided that such Seller shall be entitled to receive an amount equal to (but not more than) the entire value of such Tax benefit.
     Section 15.7. Tax Treatment of Indemnification Payments.
     Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign Law), Sellers, Purchasers, the Acquired Companies and their respective Affiliates shall treat any and all payments under this Article XV as an adjustment to the purchase price for all Tax purposes. Sellers and Purchasers agree, for all Tax purposes, to allocate any such adjustment among the Acquired Companies and/or the Purchased Assets based upon the item or items to which such adjustment is principally attributable. In any case, the amount that will be paid pursuant to this Article shall be adjusted by an amount such that the Indemnified Party shall be, after having been paid the indemnity from the Sellers and taking into account the Tax consequences of such payment and of the indemnified Loss, in the same position as it would have been, had the Loss not occurred. Where the Indemnified Party cannot effectively enjoy a saving of Tax paid in respect of the year in which the Loss is accounted for, no reduction of the amount of the Loss attributable to such lack of Tax saving will be made, and where the Indemnified Party is not effectively subject to a payment of Tax in respect of the indemnity paid in the year in which the Purchasers account for such indemnity, no increase of the amount of the Loss will be made in respect of the indemnity payment.
     Section 15.8. Additional Tax Covenants.
          (a) Purchasers shall not make, and shall cause its Affiliates not to make, an election under Section 338(g) of the Code and the Treasury Regulations promulgated thereunder (or any comparable election applicable Tax Law) with respect to any of the Acquired Companies without the prior written consent of Dana.
          (b) With respect to any of the Acquired Companies that is characterized as a foreign corporation for United States federal income Tax purposes, from the date of the Closing through the end of the taxable period of such entity that includes the Closing Date, without the prior written consent of Dana, Purchasers shall not, and shall cause their Affiliates (including the Acquired Companies) not to, (i) except for the payment of cash dividends, take any action or enter into any transaction outside the ordinary course of business that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Acquired Company, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by Sellers or any of their Affiliates, or (ii) take any action or enter into any transaction outside the ordinary course of business that would increase the amount includable in the income of a Seller or its Affiliates under Section 951 of the Code.
          (c) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, or any revocations or amendments to Tax Returns relating to a Pre-Closing Tax Period, in each case affecting the FPG Business after the date of this Agreement shall be made after the date of this Agreement without prior written consent of Orhan, which shall not be unreasonably withheld or delayed.
     Section 15.9. Transfer Taxes.
     Orhan, jointly and severally with the Purchasing Affiliates, and each Purchasing Affiliate, severally and not jointly, shall be responsible for any and all sales, use, registration, transfer (including all stock transfer and all real estate transfer and conveyance and recording fees, if any), stamp, stamp duty reserve, stamp duty land tax, VAT, or other similar Taxes and all notarial fees (collectively, “Transfer Taxes”) that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated hereby, regardless of the Person liable for such Taxes under applicable Law. Sellers and Purchasers shall cooperate in the execution and filing of any Tax Returns, affidavits or other documents relating to any Transfer

Taxes. Dana acknowledges that it will seek from the Bankruptcy Court as part of the Approval Order a waiver of transfer taxes under section 1146 of the Bankruptcy Code. Dana shall use commercially reasonable efforts to obtain such relief as part of the Approval Order.
     Section 15.10. Other Agreements.
          (a) After the Closing, this Article XV shall supersede any and all Tax-sharing or similar agreements to which (i) any of the Acquired Companies and (ii) Seller or any of its Affiliates (excluding the Acquired Companies) are parties. Neither the Acquired Companies nor Seller (and/or such Affiliates) shall have any obligation or right with respect to each other under any such prior agreement after the Closing.
          (b) Except as otherwise expressly provided in the Foreign Country Tax Agreements (including the French Consolidated Tax Group Exit Agreement), the rights and obligations of the Parties with respect to indemnification for any and all Tax matters shall be governed solely by this Article XV; provided , however, that the provisions of Section 12.3 shall apply to Sellers’ obligations under this Article XV to indemnify each Purchaser and its Affiliates and defend and hold them harmless from and against all Losses arising out of or resulting from) Taxes arising from any breach of any representation or warranty set forth in Section 4.9, Section 4.10(h) or Section 4.14. For purposes of applying each of Section 12.3 and the immediately preceding proviso, Losses with respect to matters governed by Section 12.2(a)(i) and Losses arising out of or resulting from Taxes arising from any breach of any representation or warranty set forth in Section 4.9, Section 4.10(h) or Section 4.14 shall be aggregated in determining the applicability of (i) the threshold of $250,000 and (ii) the limit of 15% of the Final Cash Consideration.
ARTICLE XVI
DEFINITIONS AND TERMS
     As used in this Agreement, the following terms shall have the meanings set forth below:
     Section 16.1. Acquired Companies.
     “Acquired Companies” has the meaning set forth in the Recitals.
     Section 16.2. Acquired Company Benefit Plans.
     “Acquired Company Benefit Plans” has the meaning set forth in Section 10.3.
     Section 16.3. Acquired Company Employee.
     “Acquired Company Employee” means any individual who is employed by an Acquired Company immediately before the Closing, including any individual who is absent due to vacation, holiday, sickness, layoff or other approved leave of absence.

     Section 16.4. Acquired Company Intellectual Property.
     “Acquired Company Intellectual Property” means the Intellectual Property that is owned, in whole or in part, by any Non-JV Acquired Company.
     Section 16.5. Acquired Intellectual Property.
     “Acquired Intellectual Property” means (a) the Purchased Intellectual Property and (b) the Acquired Company Intellectual Property.
     Section 16.6. Affiliate.
     “Affiliate” means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 16.7. Agreement.
     “Agreement” has the meaning set forth in the preamble to this document.
     Section 16.8. Alternative Transaction.
     “Alternative Transaction” has the meaning ascribed to it in the Bidding Procedures Order.
     Section 16.9. Approval Order.
     “Approval Order” has the meaning set forth in Section 6.3(a).
     Section 16.10. Asset Selling Entity.
     “Asset Selling Entity” has the meaning set forth in the Recitals.
     Section 16.11. Assignment and Assumption Agreement.
     “Assignment and Assumption Agreement” means one or more assignment and assumption agreements or other comparable instruments of assignment and assumption, substantially in the form of Exhibit E hereto, evidencing the assignment of the Contracts and the assumption of the Assumed Liabilities.
     Section 16.12. Assumed Liabilities.
     “Assumed Liabilities” has the meaning set forth in Section 1.5.

     Section 16.13. Assumed Retention Agreements.
     “Assumed Retention Agreements” has the meaning set forth in Section 1.3(f).
     Section 16.14. Bankruptcy Code.
     “Bankruptcy Code” means 11 U.S.C. Section 101, et. seq., as it may be amended during the Cases.
     Section 16.15. Bankruptcy Court.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.
     Section 16.16. Bankruptcy Court Orders.
     “Bankruptcy Court Orders” means the Bid Procedures Order and the Approval Order.
     Section 16.17. Bidding Procedures Order.
     “Bidding Procedures Order” has the meaning set forth in Section 6.3(a).
     Section 16.18. Bill of Sale.
     “Bill of Sale” means one or more bills of sale, substantially in the form of Exhibit C hereto, transferring to the applicable Purchaser by the relevant Asset Selling Entity all of such Asset Selling Entity’s right, title and interest in the Purchased Assets.
     Section 16.19. Breakup Fee.
     “Breakup Fee” has the meaning set forth in Section 14.2(b).
     Section 16.20. Business Day.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close; provided, however, that for the purpose of any notice to be delivered hereunder, Business Day shall also exclude any day on which banks are authorized or obligated by Law to close for business in the jurisdictions of each of the person giving and the person receiving such notice.
     Section 16.21. Business Employee.
     “Business Employee” means any individual who is employed by an Asset Selling Entity immediately before the Closing, including any individual who is absent due to vacation, holiday, sickness, layoff, short or long term disability, workers’ compensation or other work-related injury or military leave, or other authorized leave of absence.

     Section 16.22. Carveout.
     “Carveout” has the meaning ascribed to it in paragraph 16 of the Final Order (I) Authorizing Debtors to (A) Obtain Postpetition Secured Financing Pursuant to 11 U.S.C. §§ 105(a), 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014 and (B) Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 AND 364 of the Bankruptcy Court dated March 29, 2006.
     Section 16.23. Case.
     “Case” has the meaning set forth in the Recitals.
     Section 16.24. CERCLA.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq.
     Section 16.25. Chapter 11 Expenses.
     “Chapter 11 Expenses” means the costs incurred and expenses paid or payable by the Seller or any Affiliate in connection with the administration of the Cases, including, without limitation: (a) fees and expenses related to any debtor-in-possession financing, (b) obligations to pay professional and other fees and expenses in connection with the Cases (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, noticing agents, and consultants retained by the Seller or any Affiliate, any creditors’ or equity committee, or any debtor-in-possession or pre-petition lender, and any compensation for making a substantial contribution to the Cases), (c) fees and expenses payable to the United States Trustee under Section 1930 of title 28, United States Code, and (d) expenses of members of any creditors’ or equity holders’ committee.
     Section 16.26. China Subsidiary.
     “China Subsidiary” has the meaning set forth in the Recitals.
     Section 16.27. Chosen Court.
     “Chosen Court” has the meaning set forth in Section 17.14.
     Section 16.28. Closing.
     “Closing” has the meaning set forth in Section 3.1.
     Section 16.29. Closing Claims Schedule.
     “Closing Claims Schedule” has the meaning set forth in Section 1.7(a).

     Section 16.30. Closing Date.
     “Closing Date” has the meaning set forth in Section 3.1.
     Section 16.31. Closing Date Employees.
     “Closing Date Employees” has the meaning set forth in Section 10.1(a)(ii).
     Section 16.32. Closing European Net Working Assets.
     “Closing European Net Working Assets” has the meaning set forth in Section 2.3(e).
     Section 16.33. Closing NA Net Working Assets.
     “Closing NA Net Working Assets” has the meaning set forth in Section 2.3(e).
     Section 16.34. Closing Statement of European Net Assets.
     “Closing Statement of European Net Assets” has the meaning set forth in Section 2.3(b).
     Section 16.35. Closing Statement of NA Net Assets.
     “Closing Statement of NA Net Assets” has the meaning set forth in Section 2.3(b).
     Section 16.36. Closing Statement of Net Assets.
     “Closing Statement of Net Assets” has the meaning set forth in Section 2.3(b).
     Section 16.37. COBRA.
     “COBRA” means the provisions of Code Section 4980B and Part 6 of Title I of ERISA, as amended, any implementing regulations, and any applicable similar state law.
     Section 16.38. Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     Section 16.39. Contract.
     “Contract” means any contract or agreement, including without limitation any indenture, note, bond, loan, instrument, lease (including real property leases), conditional sale contract, purchase or sales orders or mortgage, whether written or oral.
     Section 16.40. Cure Costs.
     “Cure Costs” has the meaning set forth in Section 7.2.

     Section 16.41. Current Employees.
     “Current Employees” has the meaning set forth in Section 10.1(a)(i).
     Section 16.42. Dana.
     “Dana” has the meaning set forth in the introductory paragraph of this Agreement.
     Section 16.43. Dana Defined Contribution Plan.
     “Dana Defined Contribution Plan” has the meaning set forth in Section 10.2.
     Section 16.44. Dana Retirement Plan.
     “Dana Retirement Plan” has the meaning set forth in Section 10.2.
     Section 16.45. Debtor Asset Selling Entities.
     “Debtor Asset Selling Entities” means those Asset Selling Entities that are Debtors.
     Section 16.46. Debtor Contracts.
     “Debtor Contracts” has the meaning set forth in Section 1.3(e).
     Section 16.47. Debtors.
     “Debtors” means Dana and those of its Subsidiaries listed on Exhibit A hereto.
     Section 16.48. Deposit Agent.
     “Deposit Agent” has the meaning set forth in Section 2.2(a).
     Section 16.49. Deposit Agreement.
     “Deposit Agreement” has the meaning set forth in Section 2.2(a).
     Section 16.50. Deposit Amount.
     “Deposit Amount” has the meaning set forth in Section 2.2(a).
     Section 16.51. DSE.
     “DSE” means Dana Spicer Europe Limited, a “limited by shares” company (limited liability company) with its registered office located at “Newsome Vaughan, Greyfriars House, Greyfriars Lane, West Midlands, CV1 2GW, UK” registered with the Registry of Commerce in England under number “00467474.”

     Section 16.52. EC Regulation.
     “EC Regulation” has the meaning set forth in Section 4.5.
     Section 16.53. EFMG
     “EFMG” shall have the meaning set forth in the introductory paragraph of this Agreement.
     Section 16.54. Employee Benefit Plans.
     “Employee Benefit Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, whether or not subject to ERISA and whether or not maintained in the United States, and any other employee stock option, stock appreciation, stock purchase, phantom stock, or other equity-based performance, deferred compensation, profit-sharing, pension, retirement, retiree benefit, termination or severance pay plan, change of control, vacation, medical, life, health, dental, sick pay or disability, accident, group or individual insurance, vacation pay, holiday pay, or other welfare or fringe benefit. Employee Benefit Plan shall not include Social Security, Medicare, workers compensation, or any similar mandated social welfare benefit or scheme administered by any federal, state or local government.
     Section 16.55. Environment.
     “Environment” means any surface water, groundwater, land surface, subsurface strata, man made structure or building, sediment, plant or animal life, natural resources, indoor or outdoor air and soil.
     Section 16.56. Environmental Assessments.
     “Environmental Assessments” has the meaning set forth in Section 12.5(a).
     Section 16.57. Environmental Law.
     “Environmental Law” means any Law concerning: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (b) health or safety, including occupational safety and the exposure of employees and other persons to any Hazardous Material or dangerous condition; (c) any Release or threatened Release of any Hazardous Material, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; (d) chemical management under the REACH legislation; and (e) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Material, including, but not limited to, CERCLA, RCRA, the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et. seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., the Clean Air Act, 42 U.S.C. 7401 et. seq., Occupational Safety and Health Act, 29 U.S.C. 651 et. seq., Waste Electrical, Electronic Equipment (WEEE), Integrated Pollution Prevention Program (IPPC), End of Life Vehicle (ELV) directive.

     Section 16.58. ERISA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     Section 16.59. European Lower Range.
     “European Lower Range” has the meaning set forth in Section 2.3(d).
     Section 16.60. European Upper Range.
     “European Upper Range” has the meaning set forth in Section 2.3(d).
     Section 16.61. Excluded Assets.
     “Excluded Assets” has the meaning set forth in Section 1.4.
     Section 16.62. Excluded Intellectual Property.
     “Excluded Intellectual Property” has the meaning set forth in Section 1.4(d)
     Section 16.63. Excluded Liabilities.
     “Excluded Liabilities” has the meaning set forth in Section 1.6.
     Section 16.64. Excluded Taxes.
     “Excluded Taxes” means (a) any Taxes imposed on or payable with respect to any of the Non-JV Acquired Companies or the FPG Business for any Pre-Closing Tax Period (other than Taxes resulting from any act or transaction taken by Purchaser or its Affiliates after the Closing without Dana’s prior written consent, which shall not be unreasonably withheld or delayed), including any liability for the payment of any amounts of Tax due by a person other than the Non-JV Acquired Company and for which any Non-JV Acquired Company would be liable, in particular as a result of any joint or several obligation with such person, any secondary liability of such person, any obligation to hold harmless and indemnify such person, any obligation to bear the Taxes of such person; but in each case excluding any Taxes for a Straddle Period, which Taxes are allocated as explained below, and (b) any Taxes of any Seller or any of its Affiliates (other than the Acquired Companies) for which the Acquired Companies may be liable under Section 1.1502 6 of the Treasury Regulations (or any similar provision of state, local, or foreign Tax Law). For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes or other Taxes that are calculated based on a flat rate per year of the Acquired Companies or the FPG Business allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days during such period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire period, and (ii) Taxes (other than Property Taxes or other Taxes that are calculated based on a flat rate per year) of the Acquired Companies or the FPG Business allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period
     Section 16.65. Existing Inventory.
     “Existing Inventory” has the meaning set forth in Section 7.7(c).
     Section 16.66. Final Cash Consideration.
     “Final Cash Consideration” has the meaning set forth in Section 2.1(a).
     Section 16.67. Final Consideration.
     “Final Consideration” means the sum of the Final Cash Consideration and the Assumed Liabilities.
     Section 16.68. Final Order.
     “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing a Challenge shall have expired; and (c) as to which no stay is in effect.
     Section 16.69. Financial Statements.
     “Financial Statements” has the meaning set forth in Section 4.8.
     Section 16.70. FPG Business.
     “FPG Business” has the meaning set forth on Schedule 16.70.
     Section 16.71. French Consolidated Tax Group Exit Agreement.
     “French Consolidated Tax Group Exit Agreement” has the meaning set forth in Section 4.9(e).
     Section 16.72. GAAP.
     “GAAP” means generally accepted accounting principles in the United States of America, which are applicable to the circumstances as of the date of determination.

     Section 16.73. Governmental Body.
     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether national, federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private), other than the Bankruptcy Court or any other court of competent jurisdiction over the Cases or over any appeal of an Order entered in the Cases.
     Section 16.74. Guarantees.
     “Guarantees” has the meaning set forth in Section 7.6.
     Section 16.75. Hazardous Material.
     “Hazardous Material” means collectively, any material defined as, or considered to be, a “hazardous waste,” “hazardous substance,” regulated substance, pollutant or contaminant under any Environmental Law including asbestos, PCBs, oil, petroleum or any fraction thereof.
     Section 16.76. HSR Act.
     “HSR Act” has the meaning set forth in Section 4.5.
     Section 16.77. H&T.
     “H&T” means Hose & Tubing Products, Inc., a corporation organized under the laws of the Commonwealth of Virginia.
     Section 16.78. Income Tax.
     “Income Tax” means any Tax imposed on or measured by net income.
     Section 16.79. Indebtedness.
     “Indebtedness” of any Person means, without duplication:
               (a) any obligation of such Person for borrowed money, including any obligation of such Person evidenced by bonds, debentures, notes, reimbursement obligations under any letter of credit or other similar debt instruments;
               (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, regardless of whether any personal liability exists in respect thereof;
               (c) any obligation of such Person for the deferred purchase price of any property or services, regardless of whether any personal liability exists in respect thereof;
               (d) obligations in respect of capital leases of such Person;

               (e) all guarantees by such Person, provided, however, that a guarantee will not be considered Indebtedness if the underlying obligation secured by such guarantee would not constitute Indebtedness under this Agreement;
               (f) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person;
               (g) any Indebtedness consisting of preferred stock of a Person having a mandatory redemption prior to the Closing Date; and
               (h) any cash liability with respect to hedging agreements.
     For purposes of this definition the term “Indebtedness” shall not include the following direct and/or contingent obligations: (i) check guarantee letters for payment of sales tax, title, license and other taxes or fees; and (ii) direct or contingent obligations for risk products associated with FPG Business’ depository, treasury, merchant processing and other similar products and services incurred in the ordinary course of business.
     Section 16.80. Indemnified Party.
     “Indemnified Party” has the meaning set forth in Section 12.4.
     Section 16.81. Indemnifying Party.
     “Indemnifying Party” has the meaning set forth in Section 12.4.
     Section 16.82. Independent Auditors.
     “Independent Auditors” has the meaning set forth in Section 2.3(c).
     Section 16.83. Initial Cash Consideration.
     “Initial Cash Consideration” has the meaning set forth in Section 2.1(a).
     Section 16.84. Initial Consideration.
     “Initial Consideration” means the sum of the Initial Cash Consideration and the Assumed Liabilities (other than liabilities or obligations of the Acquired Companies).
     Section 16.85. Intellectual Property.
     “Intellectual Property” means all transferable intellectual or industrial property rights or other similar proprietary rights in any jurisdiction, including such rights in and to: (a) Trademarks; (b) copyrights and copyrightable works including software source code, object code, data and documentation; (c) Patents; (d) invention disclosures, discoveries and improvements, whether or not patentable; (e) Trade Secrets; (f) internet domain names; and (g) the goodwill associated with each of the foregoing.

     Section 16.86. Intellectual Property Assignment.
     “Intellectual Property Assignment” means one or more instruments of assignment or transfer of the Purchased Intellectual Property, substantially in the form of Exhibit D hereto.
     Section 16.87. IP License.
     “IP License” means one or more agreements or instruments of license and assignment, substantially in the form of Exhibit M hereto, granting licenses and rights to the applicable Purchaser in connection with Purchased Intellectual Property.
     Section 16.88. Joint Venture Agreements.
     “Joint Venture Agreements” means, collectively, (i) the shareholders agreement, dated as of December 8, 1999, by and between Orhan and Nobel Plastiques, SAS, and (ii) the Joint Venture Agreement, dated as of March 1, 2002, by and between Orhan and Dana, in each case as the same has been amended from time to time.
     Section 16.89. Joint Venture Interest Transfer Agreement.
     “Joint Venture Interest Transfer Agreement” means assignments or other instruments of transfer, substantially in the form of Exhibit N hereto, transferring to the applicable Purchaser by the relevant Seller all of such Seller’s right, title and interest in and to the JV Acquired Companies.
     Section 16.90. JV Acquired Companies.
     “JV Acquired Companies” means Orda Automotive A.S., Nobel Teknik A.S. and Nobel Teknik France SAS.
     Section 16.91. Knowledge.
     “Knowledge,” as such term relates to Sellers, means the actual knowledge, after due inquiry, of the individuals designated for Sellers as set forth on Schedule 16.91, and, as such term relates to Orhan or other Purchasers, means the actual knowledge, after due inquiry, of the individuals designated for Orhan as set forth on Schedule 16.91.
     Section 16.92. Known Claims.
     “Known Claims” has the meaning set forth in Section 12.1(a).
     Section 16.93. Law.
     “Law” means any international, national, European Union, federal, state or local law (including common law), treaty, statute, constitutional provision, code, ordinance, rule, regulation, directive, concession, Order or other requirement or guideline of any country or subdivision thereof.

     Section 16.94. Lease Agreement/Paris.
     “Lease Agreement/Paris” means a lease agreement, substantially in the form of Exhibit P hereto, by which the applicable Purchaser will lease real property located in Paris, Tennessee.
     Section 16.95. Leased Real Properties.
     “Leased Real Properties” means the real property leased pursuant to, and subject to, the Real Property Leases.
     Section 16.96. Leave Employees.
     “Leave Employees” has the meaning set forth in Section 10.1(a)(ii).
     Section 16.97. Legal Proceeding.
     “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding.
     Section 16.98. Liabilities.
     “Liabilities” means any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted).
     Section 16.99. Lien.
     “Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, option, right of first refusal, easement, covenant, condition, restriction, servitude, transfer restriction or encumbrance.
     Section 16.100. Local Asset Transfer Agreements.
     “Local Asset Transfer Agreements” means one or more agreements or instruments of transfer, assignment and assumption, substantially in the form of Exhibit K hereto, transferring to the applicable Purchaser by the relevant Asset Selling Entity all of such Asset Selling Entity’s right, title and interest in the Purchase Assets and evidencing the assignment of the Contracts and the assumption of the Assumed Liabilities to and by the applicable Purchaser.
     Section 16.101. Local Stock Transfer Documents.
     “Local Stock Transfer Documents” means stock powers or other instruments of transfer, substantially in the form of Exhibit J hereto, transferring to the applicable Purchaser by the relevant Seller all of such Seller’s right, title and interest in the Purchased Shares.
     Section 16.102. Losses.
     “Losses” has the meaning set forth in Section 12.2(a).

     Section 16.103. Material Adverse Effect.
     “Material Adverse Effect” means, any change, event, impairment or effect between the date hereof and the Closing, that (i) is materially adverse to the financial condition, business, operations or assets of the FPG Business taken as a whole, (ii) constitutes a material impairment of the ability of the Sellers to perform their obligations under this Agreement; or (iii) constitutes a material impairment of the validity or enforceability of this Agreement, except for, in the case of each of clauses (i), (ii) and (iii), any such change, event, impairment or effect resulting from or arising out of (a) changes or developments in financial or securities markets (including currency exchange or interest rates); (b) general economic conditions affecting industries in which the FPG Business operates; (c) the fact that the Debtors are in bankruptcy proceedings under the Cases before the Bankruptcy Court, or (d) the effect of the announcement of the transactions contemplated by this Agreement.
     Section 16.104. Material Business Contracts.
     “Material Business Contracts” has the meaning set forth in Section 4.13.
     Section 16.105. Modified GAAP.
     “Modified GAAP” means GAAP as modified by the principles, methods and examples set forth in Schedule 16.105.
     Section 16.106. NA Lower Range.
     “NA Lower Range” has the meaning set forth in Section 2.3(d).
     Section 16.107. NA Upper Range.
     “NA Upper Range” has the meaning set forth in Section 2.3(d).
     Section 16.108. Net Working Assets Adjustment.
     “Net Working Assets Adjustment” has the meaning set forth in Section 2.3(f).
     Section 16.109. Net Working Assets European Adjustment.
     “Net Working Assets European Adjustment” has the meaning set forth in Section 2.3(f).
     Section 16.110. Net Working Assets NA Adjustment.
     “Net Working Assets Adjustment” has the meaning set forth in Section 2.3(f).
     Section 16.111. Net Working Assets of the European Business
     “Net Working Assets of the European Business” has the meaning set forth in Section 2.3(a).

     Section 16.112. Net Working Assets of the NA Business.
     “Net Working Assets of the NA Business” has the meaning set forth in Section 2.3(a).
     Section 16.113. NMD.
     “NMD” means NMD Fuel Systems S. de R.L. de C.V., a limited liability company organized under the laws of Mexico.
     Section 16.114. Nobel.
     “Nobel” has the meaning set forth in the Recitals.
     Section 16.115. Nobel Iberica.
     “Nobel Iberica” has the meaning set forth in the Recitals.
     Section 16.116. Nonassignable Assets.
     “Nonassignable Assets” has the meaning set forth in Section 11.1(b).
     Section 16.117. Non-Debtor Asset Selling Entities.
     “Non-Debtor Asset Selling Entities” means those Asset Selling Entities that are not Debtors.
     Section 16.118. Non-Debtor Contracts.
     “Non-Debtor Contracts” means those Contracts of the Non-Debtor Asset Selling Entities primarily related to the ASE Business, including without limitation those set forth on Schedule 16.118.
     Section 16.119. Non-JV Acquired Companies.
     “Non-JV Acquired Companies” means Nobel Plastiques SAS, Nobel Plastiques Iberica S.A. and Dana Fluid Products Slovakia S.R.O.
     Section 16.120. Non-JV Acquired Company Contract.
     “Non-JV Acquired Company Contract” means all Contracts to which any Non-JV Acquired Company is a party (including, but not limited to, any Contract that is an unexpired lease), but excluding any Contract that is included in the Excluded Assets.
     Section 16.121. Non-Union Transferred Employees.
     “Non-Union Transferred Employees” has the meaning set forth in Section 10.1(e).

     Section 16.122. North American Real Property.
     “North American Real Property” means real property that is the subject of any of the Real Property Leases and located in the United States.
     Section 16.123. Operative Documents.
     “Operative Documents” means collectively, this Agreement, the Deposit Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Transition Agreement, the Local Stock Transfer Documents, the Local Asset Transfer Agreements, the French Tax Consolidated Group Exit Agreement, the IP Licenses, the Joint Venture Interest Transfer Agreements, the Satisfactions and Releases and the Lease Agreement/Paris.
     Section 16.124. Order.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of (i) any Governmental Body or (ii) the Bankruptcy Court or any other court of competent jurisdiction over the Cases or over any appeal of an Order entered in the Cases.
     Section 16.125. Other Marked Assets.
     “Other Marked Assets” has the meaning set forth in Section 7.7(c).
     Section 16.126. Owned Real Property.
     “Owned Real Property” means the real property listed on Schedule 4.10(a) together with any and all buildings, structures, improvements and fixtures located on such real property owned by (A) the Non-JV Acquired Companies and (B) the Asset Selling Entities exclusively related to the ASE Business.
     Section 16.127. Orhan.
     “Orhan” has the meaning set forth in the introductory paragraph of this Agreement.
     Section 16.128. Patents.
     “Patents” means patents, including design patents and utility patents, reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, in each case including all applications therefor.
     Section 16.129. Permit.
     “Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Body.

     Section 16.130. Permitted Exceptions.
     “Permitted Exceptions” means the items shown on Schedule 16.130 and (a) liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established; (b) except as to the sale and transfer of Purchased Assets hereunder by Debtor Asset Selling Entities, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (c) zoning, subdivision, building code, entitlement and other land use, construction, and environmental regulations by Governmental Bodies; (d) matters that would be shown or otherwise reflected by an accurate survey of real property; (e) easements, rights-of-way, licenses, utility agreements, restrictions, and other similar encumbrances of record; and (f) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially diminish the value of, or materially interfere with, the continued use of such property (real or personal) or asset used in the FPG Business consistent with past practice.
     Section 16.131. Person.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Body or other similar entity.
     Section 16.132. Personal Property Leases.
     “Personal Property Leases” has the meaning set forth in Section 4.11(a).
     Section 16.133. Petition Date.
     “Petition Date” means March 3, 2006.
     Section 16.134. Post-Closing Tax Period.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
     Section 16.135. Pre-Closing Tax Period.
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
     Section 16.136. Property Taxes.
     “Property Taxes” means real, personal, and intangible ad valorem property Taxes.
     Section 16.137. PTG Mexico.
     “PTG” Mexico” has the meaning set forth in the introductory paragraph of this Agreement.

     Section 16.138. PTG Servicios.
     “PTG Servicios” has the meaning set forth in the introductory paragraph of this Agreement..
     Section 16.139. Purchased Assets.
     “Purchased Assets” has the meaning set forth in Section 1.3.
     Section 16.140. Purchased Equipment.
     “Purchased Equipment” has the meaning set forth in Section 1.3(b).
     Section 16.141. Purchased Intellectual Property.
     “Purchased Intellectual Property” has the meaning set forth in Section 1.3(h).
     Section 16.142. Purchased Shares.
     “Purchased Shares” has the meaning set forth in Section 1.2.
     Section 16.143. Purchasers.
     “Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
     Section 16.144. Purchaser Indemnified Group.
     “Purchaser Indemnified Group” means Orhan, each Purchaser, their respective Subsidiaries and Affiliates (including, after the Closing Date and the Non-JV Acquired Companies but excluding the JV Acquired Companies), together with their successors and assigns, and their officers, directors, employees and agents.
     Section 16.145. Purchaser Welfare Plans.
     “Purchaser Welfare Plans” has the meaning set forth in Section 10.1(e).
     Section 16.146. Purchasing Affiliate.
     “Purchasing Affiliate” has the meaning set forth in the introductory paragraph of this Agreement.
     Section 16.147. RCRA.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq.

     Section 16.148. Real Property Leases.
     “Real Property Leases” means the real property leases listed on Schedule 4.10(b) of (A) the Non-JV Acquired Companies, and (B) the Asset Selling Entities exclusively related to the ASE Business.
     Section 16.149. Release.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, or from, into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
     Section 16.150. Relevant ASE Business.
     “Relevant ASE Business” has the meaning set forth in Section 1.3.
     Section 16.151. Remedial Action.
     “Remedial Action” shall mean any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Material.
     Section 16.152. Remediations.
     “Remediations” has the meaning set forth in Section 7.4(a).
     Section 16.153. Retention Agreements.
     “Retention Agreements” shall mean the retention agreements and replacements or renewals thereof between Sellers, or Affiliates of Sellers, and the Business Employees and Acquired Company Employees as set forth in the agreements listed on Schedule 16.153.
     Section 16.154. Review Period.
     “Review Period” has the meaning set forth in Section 2.3(c).
     Section 16.155. Sale Motion.
     “Sale Motion” has the meaning set forth in Section 6.3(a).
     Section 16.156. Satisfaction and Releases.
     “Satisfaction and Releases” means one or more satisfaction and releases, substantially in the form of Exhibit O hereto, in connection with the transfer and assignment of Sellers’ right, title and interest in and to the JV Acquired Companies.

     Section 16.157. Second Phase.
     “Second Phase” has the meaning set forth in Section 7.4(a).
     Section 16.158. Second Request.
     “Second Request” has the meaning set forth in Section 7.4(a).
     Section 16.159. Seller.
     “Seller” has the meaning set forth in the preamble.
     Section 16.160. Seller Authorization.
     “Seller Authorization” has the meaning set forth in Section 1.1(a).
     Section 16.161. Seller Employee Benefit Plan.
     “Seller Employee Benefit Plan” means (i) any Employee Benefit Plan established, sponsored or maintained by any Asset Selling Entity in which any Business Employee is eligible to participate or receive benefits and (ii) each Employee Benefit Plan sponsored or maintained by any Acquired Company.
     Section 16.162. Seller Financing.
     “Seller Financing” means (i) the postpetition financing facilities or arrangements of the Debtors and (ii) any financing facilities or arrangements of the Sellers or their Subsidiaries.
     Section 16.163. Seller Indemnified Group.
     “Seller Indemnified Group” means Sellers and their Subsidiaries, together with their successors and assigns, and their officers, directors, employees and agents.
     Section 16.164. Seller Name.
     “Seller Name” has the meaning set forth in Section 7.7(a).
     Section 16.165. Seller Welfare Plans.
     “Seller Welfare Plans” has the meaning set forth in Section 10.2(b).
     Section 16.166. Statement of Net Assets.
     “Statement of Net Assets” has the meaning set forth in Section 4.8.
     Section 16.167. Stock Selling Entities.
     “Stock Selling Entities” has the meaning set forth in the Recitals.

     Section 16.168. Straddle Period.
     “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
     Section 16.169. Subsidiary.
     “Subsidiary” means, with respect to any Person, any other Person of which or in which any other Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities, capital interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
     Section 16.170. Tax or Taxes.
     “Tax” or “Taxes” means all federal, state, local or foreign taxes (including French local business taxes), corporate income taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, VAT, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, death and retirement, excise, severance, stamp, occupation, property, rollback and estimated taxes, customs duties, fees, assessments and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect to such amounts.
     Section 16.171. Tax Claim.
     “Tax Claim” means any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article XV.
     Section 16.172. Tax Item.
     “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.
     Section 16.173. Tax Proceeding.
     “Tax Proceeding” has the meaning set forth in Section 15.4(b).
     Section 16.174. Tax Return.
     “Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes (including any amendments and schedules thereto).
     Section 16.175. TPF.
     “TPF” means Thermal Products France, a “société par actions simplifiée with its registered office located at ZI de Guiscard, rue du Lieutenant Gabriel Lalanne, 60640 Guiscard,

registered with the Registry of Commerce and Companies of Compiégne under the number 341 206 183.
     Section 16.176. Trade Secrets.
     “Trade Secrets” means trade secret business information including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, production molds, product specifications, equipment lists, engineering reports and drawings, architectural and engineering plans, manufacturing and production processes and techniques; drawings, specifications, plans, proposals, research records, inspection processes invention records and technical data; financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, licensing records, advertising and promotional materials, service and parts records, warranty records, maintenance records that have been and are maintained in confidence and that provide a competitive business advantage.
     Section 16.177. Trademarks.
     “Trademarks” means trademarks, service marks, brand names, logos, certification marks, trade dress, assumed names and trade names, including all applications for registration therefor, registrations and all renewals, modifications and extensions thereof and the goodwill associated with each of the foregoing.
     Section 16.178. Transfer Taxes.
     “Transfer Taxes” has the meaning set forth in Section 15.9.
     Section 16.179. Transferred Employee.
     “Transferred Employee” has the meaning set forth in Section 10.1.
     Section 16.180. Transferred Intercompany Receivables.
     “Transferred Intercompany Receivables” means all intercompany receivables, payables, loans and investments, in each case, arising after the filing by the Debtors of the Cases, between any Asset Selling Entity (as relates to the Relevant ASE Business) or Non-JV Acquired Company, on the one hand, and any other Asset Selling Entity (as relates to the Relevant ASE Business) or Non-JV Acquired Company, on the other hand.
     Section 16.181. Transferred JV Interests.
     “Transferred JV Interests” means the shares of capital stock or equity interests in each JV Acquired Company owned by Sellers.

     Section 16.182. Transition Agreement.
     “Transition Agreement” means one or more transition services agreements, in form and substance reasonably acceptable to the parties, providing for the provision of services as among Sellers and Purchasers following the Closing.
     Section 16.183. Trigger Levels.
     “Trigger Levels” has the meaning set forth in Section 12.5(c).
     Section 16.184. Union Transferred Employees.
     “Union Transferred Employees” has the meaning set forth in Section 10.1(c).
     Section 16.185. VAT.
     “VAT” means any value added Tax, goods and services Tax, sales or turnover Tax or similar Tax, including such Tax as may be imposed by the Sixth Council Directive of the European Communities and national legislation implementing or supplemental to that directive.
     Section 16.186. WARN ACT.
     “WARN ACT” means the Worker Adjustment and Retraining Notification Act.
     Section 16.187. Other Definitional and Interpretive Provisions.
               (a) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
               (b) Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the exhibits, and schedules to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement.
               (c) Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and the terms “include” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.”
               (d) The terms “Dollars” and “$” shall mean United States dollars.
               (e) Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE XVII
MISCELLANEOUS
     Section 17.1. Notices.
     Any notice or demand to be given hereunder shall be in writing and deemed given when personally delivered, or two business days after it is sent by express courier and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery; any notice so sent by express courier shall be deemed to be received on the date received (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice); provided however, that notices or communications described in Article 20/III of the Turkish Commercial Law (consisting principally of notices of default or termination) shall be sufficiently given only if delivered via a Turkish Notary or by registered mail, return receipt requested, and shall be deemed to have been given as of the date of proper service in accordance with Turkish Law.
If to Orhan or Purchasers:
Orhan Holdings A.S.
Yalova Yolu 15 Km
16285 Ovaakca-Bursa Turkey
Attention: Murat Orhan, Chairman and CEO
Telephone No.: +90 (224) 280 4900
     With a copy to:
Gide Loyrette Nouel LLP
120 West 45th Street
New York, NY 10036
Attention: Marianne Rosenberg, Esq.
Telephone No.: (212) 403-6700
If to Dana or Sellers:
Dana Corporation
4500 Dorr Street
Toledo, OH 43615
Attention: General Counsel
Telephone No.: (419) 535-4500

     With a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Attention: Robert Acosta-Lewis and Cyane B. Crump
Telephone No.: (804) 788-8200
     Section 17.2. Amendment; Waiver.
     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, except as otherwise expressly provided herein.
     Section 17.3. Assignment.
     No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment or delegation without such consent shall be void and of no effect.
     Section 17.4. Entire Agreement.
     The Schedules and Exhibits attached to this Agreement are an integral part of this Agreement. This Agreement (together with the Schedules, Exhibits and other agreements referenced herein) and the other Operative Documents contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersede any previous agreements and understandings between the parties hereto with respect to those matters. It shall be expressly understood that this Agreement and the other Operative Documents shall govern the transactions contemplated hereby as a whole and that any local agreements, instruments, certificates or other documents entered into or delivered in connection with this Agreement and the other Operative Documents with respect to a particular jurisdiction shall not be construed as amendments or novations of this Agreement and the other Operative Documents but rather shall be complemented by and interpreted in light of this Agreement and the other Operative Documents. Notwithstanding any provision of this Agreement to the contrary, unless and until the Closing occurs as contemplated hereby, nothing herein shall be deemed to amend, alter or affect the rights or responsibilities of the parties under or pursuant to the Joint Venture Agreements, and all rights of Orhan and Dana or TPF, as the case may be, pursuant to the Joint Venture Agreements are expressly reserved.

     Section 17.5. Fulfillment of Obligations.
     Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     Section 17.6. Parties in Interest.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     Section 17.7. No Third-Party Rights.
     Except as otherwise provided in Sections 10.1, 10.2, 10.3 and 10.4, nothing in this Agreement, express or implied, is intended to confer on any Person not a party hereto, any rights or remedies by reason of this Agreement.
     Section 17.8. Public Disclosure.
     Each of the parties to this Agreement and the other Operative Documents hereby agrees with the other party or parties hereto that the parties shall agree in advance as to the contents of any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement issued prior to Closing, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of any of the parties (or its Affiliate) is listed, in which case such party shall use its reasonable best efforts to consult with the other parties before releasing such information.
     Section 17.9. Confidentiality.
     This Section 17.9 and Section 17.10 shall not apply to the JV Acquired Companies if the Closing shall not occur for any reason, and in such event any applicable confidentiality provisions of any Joint Venture Agreement shall instead apply to any information respecting the JV Acquired Companies. Subject to Section 17.8, the transactions contemplated by this Agreement and the other Operative Documents shall be kept confidential by Sellers, Purchasers and their respective representatives. In the event that the transactions contemplated by this Agreement are not consummated, each Purchaser and Seller (a “Receiving Party”) shall, for a period of five years following the termination of this Agreement, hold any information obtained by it from the other party (a “Disclosing Party”) or its Subsidiaries or representatives in strict confidence and, without the prior written consent of the Disclosing Party, shall not use any of such information for any purpose (except as required by applicable law, regulation or legal process or to enforce the rights of the Receiving Party hereunder), unless such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its officers, employees or agents in breach of this Agreement, (ii) was available to the Receiving Party or its officers, employees or agents on a non-confidential basis prior to its disclosure to the Receiving Party by or at the request of the Disclosing Party or its Subsidiaries, or (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Subsidiaries; provided, however, that such source is not bound by a confidentiality agreement with the Disclosing Party or its Subsidiaries or otherwise prohibited from disclosing such information to the Receiving Party by a contractual, legal or fiduciary obligation. In the event that a Receiving Party, or any of its Affiliates or representatives, is required by applicable law, regulation or legal process to disclose any of such information, the Receiving Party will notify the Disclosing Party promptly (unless prohibited by law) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained or the Disclosing Party does not waive compliance with this Section 17.9 and the Receiving Party or any of its representatives are nonetheless legally compelled to disclose such information, the Receiving Party or its representatives, as the case may be, will furnish only that portion of the information which the Receiving Party is, or such representatives are, advised by counsel is required by Law to be furnished and will give the Disclosing Party written notice (unless prohibited by law) of the information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information.
     Section 17.10. Return of Information.
     If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Orhan shall, and shall cause Purchasers to, promptly return to Sellers all books, records and other materials furnished by Sellers or any of its agents, employees or representatives pursuant to this Agreement (including all copies, if any, thereof), and shall not use or disclose the information contained in such books, records and other materials or make such information available to any other entity or person.
     Section 17.11. Expenses.
     Subject to Section 7.2, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance hereof, each of the other documents and instruments executed in connection herewith or contemplated hereby and the consummation of the transactions contemplated hereby and thereby. In addition, Purchasers shall be solely responsible for all expenses incurred in connection with its due diligence review of the FPG Business, including without limitation surveys, title work, title searches, environmental testing or inspections, building inspections, UCC lien and other searches.
     Section 17.12. Bulk Sales Laws.
     Purchasers hereby waive compliance by Sellers and their Subsidiaries with any applicable bulk sales law. Each of the Asset Selling Entities, severally and not jointly, agrees to indemnify Purchasers and hold Purchasers harmless from and against any and all liability under any bulk sales law for the sale of assets by such Asset Selling Entity under this Agreement, provided, however, that this indemnity shall not affect the obligation of Purchasers to pay and discharge the Assumed Liabilities and no indemnity is made under this Section 17.12 with respect to the Assumed Liabilities.

     Section 17.13. Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, including all matters of construction, validity and performance (including sections 5-1401 and 5-1402 of the New York General Obligations Law but excluding all other choice of law and conflicts of law rules).
     Section 17.14. Submission to Jurisdiction; Selection of Forum.
     Each party hereto agrees that any action or proceeding for any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the other Operative Documents, whether in tort or contract or at law or in equity, shall be brought (i) in the case of a proceeding involving Debtors, in the Bankruptcy Court, while the Debtors’ Cases are pending, or thereafter, in any other New York federal court sitting in the City of New York, or (ii) in the case of a proceeding solely involving non-Debtors, in any federal court sitting in the City of New York, or, if such court indicated in (i) or (ii) does not have jurisdiction, the relevant New York State court sitting in the Borough of Manhattan (each such court, a “Chosen Court”), and each party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such action or proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the action or proceeding, and (d) agrees that, in addition to other methods of service provided by law, to the full extent provided by applicable law service of process in any such action or proceeding shall be effective if provided in accordance with Section 17.1 of this Agreement, and the effective date of such service of process shall be as set forth in Section 17.1.
     Section 17.15. Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement.
     Section 17.16. Headings.
     The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     Section 17.17. Severability.
     Except for Article II, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement other than Article II, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Orhan Holding, A.S., an anonim sirket organized under the laws of the Republic of Turkey		Dana Corporation, a corporation organized under the laws of the Commonwealth of Virginia

By:	/s/ Murat Orhan	By:	/s/ Bill Riley

	Name: Murat Orhan		Name: Bill Riley
	Title: Chairman & CEO		Title: Director – Corporate Development

     IN WITNESS WHEREOF, the additional Persons made parties hereto in accordance with Section 1.1(a) have executed this Agreement effective as of the Closing Date.

Dana Spicer Europe Ltd., a limited company organized under the laws of England and Wales		Thermal Products France, SAS, a société par actions simplifiée organized under the laws of France

By:		By:

	Name:		Name:
	Title:		Title:
	Date:		Date:

EFMG, LLC, a limited liability company organized under the laws of the Commonwealth of Virginia		PTG Mexico S. de R.L. de C.V., a corporation organized under the laws of Mexico

By:		By:

	Name:		Name:
	Title:		Title:
	Date:		Date:

PTG Servicios S. de R.L. de C.V., a corporation organized under the laws of Mexico		Hose & Tubing Products, Inc., a corporation organized under the laws of the Commonwealth of Virginia

By:		By:

	Name:		Name:
	Title:		Title:
	Date:		Date: